AGREEMENT AND PLAN OF REORGANIZATION


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                               TABLE OF CONTENTS

                                                                            PAGE

ARTICLE 1 CERTAIN DEFINITIONS..................................................1
ARTICLE 2 PLAN OF REORGANIZATION...............................................6
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF WEBORDER..........................13
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF NETOPIA AND SUB...................33
ARTICLE 5 PRE-CLOSING COVENANTS OF WEBORDER...................................36
ARTICLE 6 NETOPIA COVENANTS...................................................41
ARTICLE 7 CLOSING MATTERS.....................................................42
ARTICLE 8 CONDITIONS TO OBLIGATIONS OF WEBORDER...............................43
ARTICLE 9 CONDITIONS TO OBLIGATIONS OF NETOPIA................................45
ARTICLE 10 TERMINATION OF AGREEMENT...........................................48
ARTICLE 11 SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES,
           CONTINUING COVENANTS...............................................48
ARTICLE 12 MISCELLANEOUS......................................................50

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                                LIST OF EXHIBITS

Exhibit A         Certificate of Merger
Exhibit B         Escrow Agreement

Exhibit C         Amended and Restated Certificate of Incorporation of Surviving
                  Corporation
Exhibit D         Bylaws of Surviving Corporation
Exhibit E         Investment Representation Letter
Exhibit F          Registration Rights Agreement
Exhibit G         Voting Agreement
Exhibit H         Matters to be Covered in the Opinion of Fenwick & West, LLP
Exhibit I         Matters to be Covered in the Opinion of Venture Law Group, LLP
Exhibit J         WebOrder Non-Competition Agreement
Exhibit K         WebOrder Earn-Out Performance Milestones
Exhibit L         Schedule of Incentive Payments to Certain WebOrder Employees
Section 9.15      Form of Offset Letter Agreement

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                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION (this "AGREEMENT") is made and entered into as of February 22, 2000 (the "AGREEMENT DATE") by and among Netopia, Inc., a Delaware corporation ("NETOPIA"), WO Merger Corporation, a Delaware corporation that is a wholly-owned subsidiary of Netopia ("SUB"), and WebOrder a California corporation ("WEBORDER").

                                    RECITALS

         A. The parties intend that, subject to the terms and conditions of this Agreement, WebOrder will be merged with and into Sub in a forward triangular merger, with Sub to be the surviving corporation of such merger, all pursuant to the terms and conditions of this Agreement and applicable law. The parties also intend for such merger to be treated as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and to be treated as a "purchase" transaction for accounting purposes.

         B. Upon the effectiveness of the merger, (i) the common stock and preferred stock of WebOrder that is outstanding immediately before the effectiveness of the merger will be converted into shares of the common stock of Netopia and the cash consideration provided for herein, (ii) the stock options to purchase shares of WebOrder's common stock that are outstanding immediately before the effectiveness of the Merger will become options to purchase shares of the common stock of Netopia and (iii) WebOrder will be merged with and into Sub, all as provided in this Agreement.

         C. Concurrently herewith, Netopia and certain stockholders of WebOrder shall enter into the Voting Agreement and related Irrevocable Proxies (as defined below).



                                    AGREEMENT

         THE PARTIES AGREE AS FOLLOWS:

                                    ARTICLE 1
                               CERTAIN DEFINITIONS

         1. DEFINITIONS. As used in this Agreement, the following terms will have the meanings set forth below or in the Sections referenced below:

         1.1 "1933 ACT": Section 2.2.2

         1.2 "1934 ACT": Section 2.2.2

         1.3 "APPLICABLE LAW": Section 3.14.1

         1.4 "BALANCE SHEET": Section 3.8.1

         1.5 "BALANCE SHEET DATE" : Section 3.8.1
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         1.6 "BUSINESS" means the financial condition, properties, assets, liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole. 1.7 "CCSL" means the California Corporate Securities Law of 1968, and the California Corporations Code, each as amended.

         1.8 "CLAIM": Section 3.6.

         1.9 The "CLOSING" means the closing of the transactions contemplated by this Agreement to consummate the Merger.

         1.10 The "CLOSING DATE": Section 7.1.

         1.11 "COMMON STOCK ALL-STOCK ELECTION" means an irrevocable election, in form and substance satisfactory to Netopia, made by a holder of WebOrder Common Stock and delivered to Netopia at least two (2) days before the Closing Date, to receive, with respect to a share of WebOrder Common Stock held by that holder, the Common Stock Stock Amount Per Share and Common Stock Cash Amount Per Share (which is $0.00 for such shares) specified for shares with respect to which a Common Stock All-Stock Election has been made.

         1.12 "COMMON STOCK CASH ELECTION" means an irrevocable election, in form and substance satisfactory to Netopia, made by a holder of WebOrder Common Stock and delivered to Netopia at least two (2) days before the Closing Date, to receive, with respect to a share of WebOrder Common Stock held by that holder, the Common Stock Stock Amount Per Share and the Common Stock Cash Amount Per Share specified for shares with respect to which a Common Stock Cash Election has been made.

         1.13 "COMMON STOCK STOCK AMOUNT PER SHARE" means (i) with respect to a share of WebOrder Common Stock held by a holder of WebOrder Common Stock who has delivered a Common Stock Cash Election with respect to that share, a fraction of one share of Netopia Common Stock equal to $4.00 divided by the Netopia Average Price Per Share, which represents the number of shares of Netopia Common Stock that each share of WebOrder Common Stock (other than WebOrder Dissenting Shares) with respect to which a Common Stock Cash Election has been made is entitled to receive at the Closing of the Merger, and (ii) with respect to a share of WebOrder Common Stock held by a holder of WebOrder Common Stock who has delivered a Common Stock All-Stock Election with respect to that share, a fraction of one share of Netopia Common Stock equal to $5.00 (subject to reduction as described in Section 2.1.5) divided by the Netopia Average Price Per Share, which represents the number of shares of Netopia Common Stock that each share of WebOrder Common Stock (other than WebOrder Dissenting Shares) with respect to which a Common Stock All-Stock Election has been made is entitled to receive at the Closing of the Merger; provided, however, that with respect to shares as to which a Common Stock Cash Election has been made, if the Common Stock Cash Amount Per Share is reduced by virtue of Section 2.1.2(d) below, then the Common Stock Stock Amount Per Share shall also include an additional fraction of one share of Netopia Common Stock equal to (i) the dollar amount by which the Common Stock Cash Amount Per Share was so reduced, divided by (ii) the Netopia Average Price Per Share.

         1.14 "COMMON STOCK CASH AMOUNT PER SHARE" means (i) with respect to a share of WebOrder Common Stock held by a holder of WebOrder Common Stock who has delivered a Common Stock Cash Election with respect to that share, the Total Cash Consideration minus the Total Preferred Stock Cash Amount, divided by the total number of shares of WebOrder Common Stock outstanding at the Closing with respect to which Common Stock Cash Elections have been made (other than WebOrder Dissenting Shares), up to a maximum amount of $1.00 per share of WebOrder Common Stock for shares with respect to which a Common Stock Cash Election has been made, and (ii) with respect to shares of WebOrder Common Stock held by a holder of WebOrder Common Stock who has delivered a Common Stock All-Stock Election with respect to that share, no dollars ($0.00).

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         1.15 "DGCL" means the Delaware General Corporation Law, as amended.

         1.16 "EARN-OUT PAYMENTS": Section 2.1.6.

         1.17 The "EFFECTIVE TIME" means the date and time on which the Merger first becomes legally effective under the laws of the State of Delaware as a result of the filing with the Delaware Secretary of State of a Certificate of Merger between Sub and WebOrder in substantially the form of EXHIBIT A (the "CERTIFICATE OF MERGER") together with any required officers' certificates.

         1.18 "ESCROW AGENT": Section 2.4.1.

         1.19 "ESCROW PERIOD": Section 2.4.1.

         1.20 "ESCROW RELEASE DATE": Section 11.1.

         1.21 "ESCROW REPRESENTATIVE": Section 2.4.2.

         1.22 "ESCROW SHARES": Section 2.4.1.

         1.23 "EXCESS TRANSACTION EXPENSES": Section 12.7.

         1.24 "GOVERNMENT AUTHORITY": Section 3.3.2.

         1.25 "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR ACT"). 1.26 "INFORMATION STATEMENT" means an information statement to be provided to WebOrder's stockholders in connection with the consideration of the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by WebOrder's stockholders and the offering and issuance of shares of Netopia Common Stock to WebOrder's stockholders in the Merger.

         1.27 "INTELLECTUAL PROPERTY": Section 3.13.1

         1.28 "KNOWLEDGE," when used with reference to a party, means the actual knowledge of the officers, directors and employees of such party who would reasonably be expected to have knowledge of such matters.

         1.29 "MATERIAL ADVERSE CHANGE" when used with reference to any entity or group of entities, means a material adverse change in the Business of a party OTHER THAN (a) a change arising or resulting, directly or indirectly, from general industry, economic or stock market conditions or (b) a change that is demonstrably shown to have been proximately caused by the public announcement of, and the response or reaction of customers, vendors, licensors, investors or employees of such entity or group of entities to, this Agreement, the Merger or any of the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that with respect to Netopia, a reduction in the market price of Netopia Common Stock shall not, in and of itself, constitute a Material Adverse Change with respect to Netopia.

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         1.30 "MATERIAL ADVERSE EFFECT" when used with reference to any entity or group of related entities, means any event, change or effect that has occurred and that is (or will with the passage of time will be) materially adverse to the Business of a party.

         1.31 "MERGER" means the statutory merger of WebOrder with and into Sub to be effected pursuant to this Agreement. 1.32 "MERGER CONSIDERATION" means the Total Cash Consideration and Total Stock Consideration, considered together, subject to reduction as provided in Section 2.1.5 below.

         1.33 "NETOPIA ANCILLARY AGREEMENTS" means, collectively, each certificate to be delivered by Netopia or an officer or officers of Netopia at the Closing pursuant to Article 8 of this Agreement and each agreement (other than this Agreement) which Netopia is to enter into as a party thereto pursuant to or in connection with this Agreement.

         1.34 "NETOPIA AVERAGE PRICE PER SHARE" means $63.6328, which is the average of the closing prices per share of Netopia Common Stock as quoted on the Nasdaq National Market System and reported in THE WALL STREET JOURNAL for the twenty (20) trading days preceding (but including) February 22, 2000. 1.35 "NETOPIA COMMON STOCK" means Netopia's Common Stock, $0.001 par value per share.

         1.36 "NETOPIA DISCLOSURE LETTER": Article 4 preamble. 1.37 "NETOPIA OPTION": Section 2.2.1 1.38 "PREFERRED STOCK CASH AMOUNT PER SHARE" means the sum of $3.00, payable in cash or by check, which represents the cash amount that each share of WebOrder Common Stock (other than WebOrder Dissenting Shares) is entitled to receive at the Closing of the Merger.

         1.39 "PREFERRED STOCK STOCK AMOUNT PER SHARE" means a fraction of one share of Netopia Common Stock equal to $1.50 divided by the Netopia Average Price Per Share, which represents the number of shares of Netopia Common Stock that each share of WebOrder Preferred Stock (other than WebOrder Dissenting Shares) is entitled to receive at the Closing of the Merger.

         1.40 "RECORD DATE": Section 3.23

         1.41 "RIGHTS AGREEMENT": Section 2.6.1

         1.42 "SEC": Section 2.2.2

         1.43 "SHAREHOLDER REPRESENTATION LETTER": Section 9.16.

         1.44 "SUB ANCILLARY AGREEMENTS" means, collectively, the Certificate of Merger, each certificate to be delivered by Sub or an officer or officers of Sub at the Closing pursuant to Article 8 of this Agreement and each agreement (other than this Agreement) which Sub is to enter into as a party, pursuant to or in connection with this Agreement.

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         1.45 "SURVIVING CORPORATION": Section 2.5

         1.46 "TAX" and "TAXES": Section 3.7.2

         1.47  "TERMINATION  DATE" means 21 business  days  following  Agreement
Date.

         1.48 "TOTAL COMMON STOCK CASH AMOUNT" means the aggregate of all Common Stock Cash Amount Per Share payments made pursuant to Section 2.1.2 (excluding payments to holders of WebOrder Dissenting Shares). 1.49 "TOTAL PREFERRED STOCK CASH AMOUNT" means an amount equal to the aggregate amount of cash payable to holders of WebOrder Preferred Stock pursuant to Section 2.1.2 (excluding payments to holders of WebOrder Dissenting Shares).

         1.50 "TOTAL CASH CONSIDERATION" means the aggregate of all Common Stock Cash Amount Per Share and Preferred Stock Cash Amount Per Share payments made pursuant to Section 2.1.2, but in no event more than Five Million Dollars ($5,000,000), subject in any event to reduction as set forth in Section 2.1.5 below. 1.51 "TOTAL STOCK CONSIDERATION" means the total number of shares of Netopia Common Stock that are issuable to holders of WebOrder Common Stock and WebOrder Preferred Stock pursuant to this Agreement. 1.52 "WEBORDER ANCILLARY AGREEMENTS" means, collectively, the Certificate of Merger, each certificate to be delivered by WebOrder or an officer or officers of WebOrder at the Closing pursuant to Article 9 of this Agreement, and each other agreement (other than this Agreement) which WebOrder is to enter into as a party, pursuant to or in connection with this Agreement.


         1.53 "WEBORDER ARTICLES" means the Articles of Incorporation of WebOrder, as amended, in effect immediately before the Effective Time.

         1.54 "WEBORDER COMMON STOCK" means WebOrder's Common Stock, no par value per share.

         1.55 "WEBORDER DISCLOSURE LETTER": Article 3 preamble.

         1.56 "WEBORDER DISSENTING SHARES" means any shares of any capital stock of WebOrder that (i) are outstanding immediately before the Effective Time and qualify fully as "dissenting shares" within the meaning of Section 1300 et seq. of the CCSL or other applicable law and (ii) with respect to which appraisal or dissenter's rights to require the purchase of such dissenting shares for cash at their fair value or fair market value in accordance with Section 1300 et seq. of the CCSL or other applicable law have been duly and properly exercised and perfected in connection with the Merger in accordance with the CCSL and other applicable law.

         1.57 "WEBORDER FINANCIAL STATEMENTS": Section 3.8.1

         1.58 "WEBORDER IP RIGHTS": Section 3.13.1

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         1.59 "WEBORDER IP RIGHTS AGREEMENTS": Section 3.13.2

         1.60 "WEBORDER KEY EMPLOYEES" means Katie Peterson and Mark
Coopersmith.

         1.61 "WEBORDER MATERIAL AGREEMENTS": Section 3.11

         1.62 "WEBORDER OPTION EXCHANGE RATIO" means the Common Stock Amount Per Share plus a fraction of a share of Netopia Common Stock equal to the Common Stock Cash Amount Per Share, divided by the Netopia Average Price Per Share.

         1.63 "WEBORDER OPTIONS" means options to purchase shares of WebOrder Common Stock granted by WebOrder under WebOrder's 1997 Stock Option Plan (the "WEBORDER OPTION PLAN"). 1.64 "WEBORDER PREFERRED STOCK" means WebOrder's Preferred Stock, no par value per share, of any series. "WEBORDER SERIES A STOCK" means WebOrder's Series A Preferred Stock, no par value per share. "WEBORDER SERIES B STOCK" means WebOrder's Series B Preferred Stock, no par value per share.

         1.65 "WEBORDER RIGHTS AGREEMENT": Section 3.4.3

         1.66 "WEBORDER SHAREHOLDERS" means, collectively, those persons (each referred to individually as a "WEBORDER SHAREHOLDER") who, immediately before the Effective Time hold the shares of WebOrder Common Stock or WebOrder Preferred Stock that are outstanding immediately before the Effective Time; PROVIDED, HOWEVER, that for purposes of Section 2.4 and Article 11 of this Agreement, the term "WebOrder Shareholders" means only those WebOrder Shareholders (as defined above in this Section) who are issued shares of Netopia Common Stock in the Merger pursuant to Section 2.1.2 of this Agreement and excludes holders of WebOrder Dissenting Shares who are not issued shares of Netopia Common Stock in the Merger pursuant to Section 2.1.2 of this Agreement.

         Other capitalized terms defined elsewhere in this Agreement and not defined in this Article I will have the meanings assigned to such terms in this Agreement.

                                    ARTICLE 2
                             PLAN OF REORGANIZATION

         2.1      CONVERSION OF SHARES.
                  --------------------

         2.1.1 CONVERSION OF SUB STOCK. At the Effective Time, each share of the Common Stock of Sub that is issued and outstanding immediately before the Effective Time will, by virtue of the Merger and without the need for any further action on the part of the holder thereof, remain one share of Sub Common Stock after the Effective Time.

         2.1.2 CONVERSION OF WEBORDER STOCK; CANCELLATION OF TREASURY SHARES. Before the Effective Time, each WebOrder Shareholder (other than holders of Dissenting Shares) shall deliver to Netopia either a Common Stock Cash Election or a Common Stock All-Stock Election with respect to each share of WebOrder Common Stock held by that WebOrder Shareholder. The following shall occur at the Effective Time (subject to the provisions of Section 2.1.4 regarding the payment of cash in lieu of fractional shares).

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            (a) Each share of WebOrder Common Stock that is issued and outstanding immediately before the Effective Time (OTHER THAN any WebOrder Dissenting Shares as provided in Section 2.1.3) will, by virtue of the Merger, and without the need for any further action on the part of the holder thereof, be converted into the right to receive: (i) if the holder of such share has delivered a Common Stock Cash Election with respect to such shares, (A) that number of shares of Netopia Common Stock equal to the Common Stock Stock Amount Per Share, (B) an amount of cash equal to the Common Stock Cash Amount Per Share, and (C) the Earn-Out Payments described in Section 2.1.6 below, if earned; and (ii) if the holder of such share has delivered a Common Stock All-Stock Election, (A) that number of shares of Netopia Common Stock equal to the Common Stock Stock Amount Per Share, (B) an amount of cash equal to the Common Stock Cash Amount Per Share (which shall be $0.00 with respect to such share), and (C) the Earn-Out Payments described in Section 2.1.6 below, if earned.

            (b) Each share of WebOrder Preferred Stock that is issued and outstanding immediately before the Effective Time (OTHER THAN any WebOrder Dissenting Shares as provided in Section 2.1.3) will, by virtue of the Merger, and without the need for any further action on the part of the holder thereof, be converted into the right to receive (i) that number of shares of Netopia Common Stock equal to the Preferred Stock Stock Amount Per Share and (ii) an amount of cash equal to the Preferred Stock Cash Amount Per Share.

            (c) The sum of the aggregate Total Common Stock Cash Amount and Total Preferred Stock Cash Amount shall not exceed the Total Cash Consideration.

            (d) If, by virtue of the number of shares of WebOrder Preferred Stock that are outstanding at the Closing, the application of paragraphs (a) and
(b) above would cause the sum of the Total Common Stock Cash Amount and the Total Preferred Stock Cash Amount to exceed the Total Cash Consideration, then
(A) the Common Stock Cash Amount Per Share shall be reduced, on a pro rata basis among shares of WebOrder Common Stock with respect to which a Common Stock Cash Election has been made, until such sum does not exceed the Total Cash Consideration, and (B) the Common Stock Stock Amount Per Share with respect to such shares shall be increased to include an additional fraction of one share of Netopia Common Stock equal to (i) the dollar amount by which the Common Stock Cash Amount Per Share was so reduced, divided by (ii) the Netopia Average Price Per Share.

            (e) Each outstanding share of capital stock of WebOrder that is held in the treasury of WebOrder immediately before the Effective Time shall be canceled and extinguished and no consideration whatsoever shall be paid or delivered in exchange therefor.

            2.1.3 WEBORDER DISSENTING SHARES. Holders of WebOrder Dissenting Shares (if any) will be entitled to their appraisal rights under Section 1300 et seq. of the CCSL and other applicable law with respect to such WebOrder Dissenting Shares and such WebOrder Dissenting Shares will not be converted into shares of Netopia Common Stock or cash consideration in the Merger; PROVIDED, HOWEVER, that nothing in this Section is intended to remove, release, waive, alter or affect any of the conditions to Netopia's and Sub's obligations to consummate the Merger set forth in Section 9.8 or Section 9.9, or any other provision of this Agreement relating to the WebOrder Dissenting Shares; and PROVIDED FURTHER, that shares of the capital stock of WebOrder that are outstanding immediately before the Effective Time respecting which dissenting stockholders' rights of appraisal under Section 1300 et seq. of the CCSL or other applicable law have not been properly perfected will, when such dissenting stockholders' rights of appraisal can no longer be legally exercised under the CCSL or other applicable law, be converted into Netopia Common Stock and cash as provided in Section 2.1.2.

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         2.1.4 FRACTIONAL SHARES; ROUNDING OF CASH PAYMENTS. No fractional shares of Netopia Common Stock will be issued in connection with the Merger. In lieu thereof, each holder of WebOrder Common Stock and each holder of WebOrder Preferred Stock who would otherwise be entitled to receive a fraction of a share of Netopia Common Stock pursuant to Section 2.1.2, computed after aggregating all shares of Netopia Common Stock to be received by such holder pursuant to
Section 2.1.2, will instead receive from Netopia, within ten (10) business days after the Effective Time, an amount of cash (rounded to the nearest whole cent) equal to the product obtained by multiplying (i) the Netopia Average Price Per Share (as adjusted to reflect any Capital Change (as defined in Section 2.3 below)) by (ii) the fraction of a share of Netopia Common Stock that such holder would otherwise be entitled to receive. No fractions of a cent will be paid in connection with the Merger and each holder of WebOrder Common Stock, and each holder of WebOrder Preferred Stock who would otherwise be entitled to receive a fraction of a cent pursuant to Section 2.1.2, computed after aggregating all cash to be received by such holder pursuant to Section 2.1.2, will instead have such cash amount rounded down to the nearest whole cent.

         2.1.5 REDUCTION IN MERGER CONSIDERATION, TOTAL CASH CONSIDERATION AND TOTAL STOCK CONSIDERATION. The aggregate Merger Consideration, Total Cash Consideration and Total Stock Consideration shall be reduced by the amount of any Excess Transaction Expenses and the amount of any liability or debt of any WebOrder Shareholder to WebOrder (or any subsidiary thereof) that is outstanding as of the Effective Time, together with any interest accrued thereon as of the Effective Time, regardless of when such liability or debt, or accrued interest, is otherwise due and payable to WebOrder or such subsidiary (including without limitation promissory notes in an aggregate principal amount of $26,500 reflecting the purchase price of shares of WebOrder Common Stock held by certain WebOrder Shareholders, which promissory notes WebOrder intends to forgive before the Closing Date). If the aggregate Merger Consideration is reduced as described in the preceding sentence, then all share and cash amounts payable to WebOrder Shareholders at the Closing (including without limitation the Total Cash Consideration, Total Stock Consideration, Preferred Stock Cash Amount Per Share, Preferred Stock Stock Amount Per Share, Common Stock Cash Amount Per Share and Common Stock Stock Amount Per Share) shall be reduced proportionately among all WebOrder Shareholders (with such reductions to be applied to cash payable to holders of WebOrder Preferred Stock and WebOrder Common Stock with respect to which Common Stock Cash Elections have been made, and to be applied to stock payable to holders of WebOrder Common Stock with respect to which Common Stock All-Stock Elections have been made) on a pro rata, share-for-share basis (with the amount of any reductions in the number of shares of Netopia Common Stock receivable being determined based on the Netopia Average Price Per Share), with all such reductions rounded to the nearest cent and the nearest share (determined on an aggregate basis for each WebOrder Shareholder). For example, if at the Closing there are 1,500,000 shares of WebOrder Preferred Stock outstanding, 1,000,000 shares of WebOrder Common Stock which have made the Common Stock All-Stock Election, and 1,500,000 shares of WebOrder Common Stock which have made the Common Stock Cash Election, if the Merger Consideration is reduced pursuant to this Section by $400,000 ($0.10 per share), each share of WebOrder Preferred Stock would receive $2.90 cash and $1.50 in Netopia Common Stock, each share with respect to which Common Stock Stock All-Stock Elections have been made would receive $4.90 in Netopia Common Stock, and each share with respect to which Common Stock Cash Elections have been made would receive $0.90 cash and $4.00 in Netopia Common Stock.

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         2.1.6 POTENTIAL EARN-OUT PAYMENTS. In addition to the consideration specified in Section 2.1.2 above, holders of WebOrder Common Stock, but not holders of WebOrder Preferred Stock, will be eligible to receive additional shares of Netopia Common Stock (in the case of shares with respect to which a Common Stock Cash Election was made) or cash (in the case of shares with respect to which a Common Stock All-Stock Election was made), up to a maximum potential amount of $1.50 in cash or, as the case may be, a number of additional shares of Netopia Common Stock per share of WebOrder Common Stock equal to $1.50 divided by the Netopia Average Price Per Share, upon achievement of specified performance milestones after the Closing Date (the "EARN-OUT PAYMENTS"), which milestones and cash payments are specified in Exhibit K. Netopia shall cause the cash and/or the shares constituting such Earn-Out Payments to be issued within forty-five (45) days after achievement of each milestone or, if later, after the end of the fiscal quarter for which such milestone is measured.

         2.2 CONVERSION OF WEBORDER OPTIONS.

         2.2.1 CONVERSION OF WEBORDER OPTIONS BY NETOPIA. Each WebOrder Option that is outstanding immediately before the Effective Time will, upon receipt of any necessary consents from the holders thereof and by virtue of the Merger and at the Effective Time and without the need for any further action on the part of any holder thereof, be converted into an option (a "NETOPIA OPTION") under the Netopia Stock Option Plan to purchase, for each share of WebOrder Common Stock issuable upon the exercise of such WebOrder Option immediately before the Effective Time, that number of shares of Netopia Common Stock that is equal to the WebOrder Option Exchange Ratio, at an exercise price per such share of WebOrder Common Stock equal to the exercise price per share of WebOrder Common Stock that was in effect for such WebOrder Option immediately before the Effective Time divided by the WebOrder Option Exchange Ratio; PROVIDED, HOWEVER, that if the foregoing calculation would result in an assumed and converted WebOrder Option being converted into a Netopia Option that, after aggregating all the shares of Netopia Common Stock issuable upon the exercise of such Netopia Option, would be exercisable for a fraction of a share of Netopia Common Stock, then the number of shares of Netopia Common Stock subject to such Netopia Option will be rounded up to the nearest whole number of shares of Netopia Common Stock. The terms, exercisability, status as an "incentive stock option" under Section 422 of the Code (if applicable) or as a nonqualified stock option, and all other terms and conditions of each WebOrder Option that is converted into a Netopia Option in the Merger will (except as otherwise expressly provided in the terms of such WebOrder Options), to the extent permitted by law and otherwise reasonably practicable, be unchanged and continue in effect after the Effective Time. The vesting schedule and vesting start dates of such replacement Netopia Options shall be the same as the WebOrder Options that they replaced. Upon the Effective Time, WebOrder's repurchase rights (if any) with respect to any unvested shares of WebOrder Common Stock that have been issued or are issuable upon the exercise of the WebOrder Options shall be assigned to Netopia and shall thereafter apply to the unvested shares of Netopia Common Stock issued or issuable upon exercise of the Netopia Options into which the WebOrder Options are converted pursuant to this Section. This Section is intended to meet the requirements of Section 424(a) of the Code and shall be interpreted consistent with such intent.

         2.2.2 REGISTRATION ON FORM S-8. Netopia will, within 45 days after the Closing, cause the shares of Netopia Common Stock that are subject to issuance upon exercise of the Netopia Options that are issued upon the substitution, under Section 2.2.1, of WebOrder Options held by WebOrder employees, directors, officers and consultants to be covered by Netopia's existing registration statement on Form S-8 (or successor form) promulgated by the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "1933 ACT"), and will use its diligent efforts to maintain the effectiveness of such Form S-8 registration statement or registration statements for so long as such Netopia Options remain outstanding and Netopia Common Stock is registered under the Securities Exchange Act of 1934, as amended (the "1934 ACT").

         2.3 ADJUSTMENTS FOR CAPITAL CHANGES. Notwithstanding the provisions of
Section 2.1 or Section 2.2, if at any time after the Agreement Date and before the Effective Time, Netopia recapitalizes, either through a subdivision (or stock split) of any of its outstanding shares of Netopia Common Stock into a greater number of such shares, or a combination (or reverse stock split) of any of its outstanding shares of Netopia Common Stock into a lesser number of such shares, or reorganizes, reclassifies or otherwise changes its outstanding shares of Netopia Common Stock into the same or a different number of shares of other classes or series of Netopia capital stock (other than through a subdivision or combination of shares provided for in the preceding clause), or declares a dividend on its outstanding shares of Netopia Common Stock that is payable in shares of Netopia Common Stock or in shares or securities convertible into or exercisable or exchangeable for, shares of Netopia Common Stock without the payment of any consideration therefor (each, a "CAPITAL CHANGE"), then the Netopia Average Price Per Share, the number of shares of Netopia Common Stock into which each outstanding share of WebOrder Common Stock and each share of WebOrder Preferred Stock is converted in the Merger, and the number of shares of Netopia Common Stock issuable under each Netopia Option issued in the Merger under Section 2.2, will each be proportionally and equitably adjusted to reflect such Capital Change.

         2.4      ESCROW.
                  ------

                  2.4.1 ESCROW OF SHARES FOR INDEMNIFICATION; ESCROW AGREEMENT. At the Closing of the Merger, Netopia will withhold from the Total Stock Consideration that number of shares of Netopia Common Stock (rounded down to the nearest whole number of shares) obtained by dividing $1,000,000 by the Netopia Average Price Per Share (such withheld shares of Netopia Common Stock being hereinafter referred to as the "ESCROW SHARES") and will deliver certificates representing such Escrow Shares to Greater Bay Trust Company or a similar institution, as escrow agent (the "ESCROW AGENT"), to be held by the Escrow Agent under the provisions of this Agreement and an escrow agreement in substantially the form of EXHIBIT B (the "ESCROW AGREEMENT") to be entered into at the Closing by Netopia, the Escrow Agent, and the Escrow Representative (as defined below), as security for the WebOrder Shareholders' indemnification obligations under Article 11 hereof. The number of Escrow Shares withheld from each WebOrder Shareholder will be determined pro rata in the same proportion as the total number of shares of WebOrder Common Stock and WebOrder Preferred Stock held by such WebOrder Shareholder bears to the total number of shares of WebOrder Common Stock and WebOrder Preferred Stock at the Closing Date. The Escrow Shares will be represented by stock certificates (or, in Netopia's discretion, a single global certificate) issued in the names of each of the WebOrder Shareholders in proportion to their respective interests in the Escrow Shares and will be held by the Escrow Agent during that time period commencing on the Effective Time and one year after the Closing Date (the "ESCROW PERIOD").

                  2.4.2 EFFECT OF WEBORDER SHAREHOLDER APPROVAL REGARDING ESCROW SHARES; ESCROW Representative. By their approval of the Merger, the WebOrder Shareholders will be conclusively deemed to have consented to and approved: (i) the provisions of Article 11; (ii) the Escrow Agreement; (iii) the appointment of Katie Peterson as the representative of WebOrder Shareholders (the "ESCROW REPRESENTATIVE") under the Escrow Agreement and as the attorney-in-fact and agent for and on behalf of each WebOrder Shareholder as provided in the Escrow Agreement; and (iv) the taking by the Escrow Representative of any and all actions and the making of any decisions required or permitted to be taken by the Escrow Representative under this Agreement and/or the Escrow Agreement, including, without limitation, the exercise of the power to: (a) authorize delivery to Netopia of Escrow Consideration in satisfaction of indemnity claims by Netopia or any other Indemnified Person (as defined herein) pursuant to
Article 11 and/or the Escrow Agreement; (b) agree to, negotiate, enter into settlements and compromises of, demand arbitration of, and comply with orders of courts and awards of arbitrators with respect to, such claims or other rights;
(c) arbitrate, resolve, settle or compromise any claim made pursuant to or rights under Article 11; and (d) take all actions necessary in the judgment of the Escrow Representative for the accomplishment of the foregoing. Netopia shall, at its sole option and discretion, be entitled to condition the issuance of any cash and shares of Netopia Common Stock pursuant to Section 2.1.2 to any WebOrder Shareholder on its receipt of written stock transfer powers in form and substance reasonably acceptable to Netopia. The Escrow Representative will have authority and power to act on behalf of each WebOrder Shareholder with respect to the Escrow Agreement and the disposition, settlement or other handling of all claims under or rights under Article 11 hereof or governed by the Escrow Agreement, and all rights or obligations arising under the Escrow Agreement so long as all WebOrder Shareholders are treated in the same manner. The WebOrder Shareholders will be bound by all actions taken and documents executed by the Escrow Representative in connection with the Escrow Agreement, and Netopia will be entitled to rely on any action or decision of the Escrow Representative. In performing the functions specified in this Agreement and the Escrow Agreement, the Escrow Representative will not be liable to any WebOrder Shareholder in the absence of gross negligence or willful misconduct on the part of the Escrow Representative. Any out-of-pocket costs and expenses reasonably incurred by the Escrow Representative in connection with actions taken by the Escrow Representative pursuant to the terms of the Escrow Agreement (including without limitation the hiring of legal counsel and the incurring of legal fees and costs) will be paid by the WebOrder Shareholders to the Escrow Representative pro rata in proportion to their respective percentage interests in the Escrow Consideration.

         2.5      EFFECTS OF THE MERGER.  At and upon the Effective Time:
                  ---------------------

                  (a) the separate existence of WebOrder will cease and WebOrder will be merged with and into Sub, and Sub will be the surviving corporation of the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION") pursuant to the terms of this Agreement and the Certificate of Merger;

                  (b) the Certificate of Incorporation of Sub will be amended and restated to read as set forth in EXHIBIT C attached hereto, which will be the Certificate of Incorporation of the Surviving Corporation immediately after the Effective Time;

                  (c) the Bylaws of Sub will be amended to read as set forth in the Bylaws attached as EXHIBIT D hereto, which will be the Bylaws of the Surviving Corporation immediately after the Effective Time;

                  (d) each share of WebOrder Common Stock and each share of WebOrder Preferred Stock that is issued and outstanding immediately before the Effective Time will be converted into Netopia Common Stock, cash, and the right to receive a pro rata portion of the Earn-Out Payments, and each WebOrder Option that is outstanding immediately before the Effective Time, will be converted into a Netopia Option, in each case, as provided in this Article 2;

                  (e) each share of Sub Common Stock that is outstanding immediately before the Effective Time will continue to represent one share of Sub Common Stock as provided in Section 2.1.1;

                  (f) the officers of the Surviving Corporation immediately after the Effective Time will be the individuals who are the officers of [Sub] immediately before the Effective Time, and each such individual shall, immediately after the Effective Time, hold the same office or offices of the Surviving Corporation as the office or offices that such individual held with Sub immediately before the Effective Time;

                  (g) the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time will be the individuals who are the members of the Board of Directors of Sub immediately before the Effective Time; and

                  (h) the Merger will, from and after the Effective Time, have all of the effects provided by applicable law.

         2.6      SECURITIES LAWS COMPLIANCE; REGISTRATION RIGHTS.
                  -----------------------------------------------

                  2.6.1  ISSUANCE OF EXCHANGE SHARES; RESALE OF EXCHANGE SHARES.
                         ------------------------------------------------------

                  (a) PRIVATE PLACEMENT. The parties to this Agreement intend that Netopia shall issue the shares of Netopia Common Stock hereunder pursuant to a private placement under Section 4(2) of the Securities Act and applicable state securities laws. The Netopia Shares shall constitute "restricted securities" within the meaning of the Securities Act. The certificates for Netopia Shares to be issued in the Merger shall bear appropriate legends to identify such shares as being restricted under the Securities Act, and, if applicable, to notice the restrictions on transfer set forth in the Rights Agreement and the Shareholder Representation Letter. WebOrder shall use its best efforts to furnish Netopia with all information concerning WebOrder and the WebOrder Shareholders as Netopia may reasonably request in connection with establishing the availability of federal and state private placement exemptions for any action contemplated by this Section.

                  (b) REGISTRATION RIGHTS. At the Closing, Netopia shall grant to holders of shares of Netopia Common Stock issued hereunder the piggyback registration rights set forth in the Registration Rights Agreement in substantially the form attached as Exhibit F (the "RIGHTS AGREEMENT").

                  2.6.2 INVESTMENT REPRESENTATION LETTER. As a condition precedent to receiving any share certificates for shares of Netopia Common Stock issued in the Merger as contemplated by Article 7 and Article 9, each WebOrder Shareholder shall execute and deliver to Netopia an Investment Representation Letter in the form and substance of EXHIBIT E attached hereto (the "INVESTMENT REPRESENTATION LETTER").

         2.7 REORGANIZATION. The parties intend to adopt this Agreement as a plan of reorganization and to consummate the Merger as a reorganization in accordance with the provisions of Section 368(a) of the Code. However, Netopia makes no representations or warranty to WebOrder or to any holder of WebOrder securities, and neither WebOrder nor any such holder makes any representation or warranty to Netopia, regarding the tax treatment of the Merger or whether the Merger will qualify as a reorganization under the Code, and WebOrder and Netopia acknowledge and agree that they and the WebOrder Shareholders are relying on their own tax advisors in connection with the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing, neither Netopia nor WebOrder has taken or will take any action or will fail to take any action, either before or after the Closing of the Merger (other than those reflected in the terms of this Agreement), which could reasonably be expected to cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

         2.8 FURTHER ASSURANCES. If, at any time before or after the Effective Time, Netopia believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Netopia, the Surviving Corporation and their respective officers and directors may execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement, in the name of WebOrder or otherwise.

                                    ARTICLE 3
                   REPRESENTATIONS AND WARRANTIES OF WEBORDER

         WebOrder represents and warrants to Netopia that the statements contained in this Article 3 are correct and complete as of the date hereof, as qualified in the disclosure schedule delivered by WebOrder to Netopia on the date hereof (the "WEBORDER DISCLOSURE LETTER").

         3.1 ORGANIZATION AND GOOD STANDING. WebOrder is a corporation duly organized, validly existing and in good standing under the laws of the State of California. WebOrder has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to transact business and is in good standing, in each jurisdiction in which its failure to be so qualified would have a Material Adverse Effect on WebOrder's Business. WebOrder has delivered to Netopia true and correct copies of the currently effective WebOrder Articles and Bylaws or other charter documents, as applicable, of WebOrder and each of its subsidiaries (if any), each as amended to date. Neither WebOrder nor any of its subsidiaries is in violation of its WebOrder Articles, Bylaws or other charter documents.

         3.2 SUBSIDIARIES. WebOrder does not have any subsidiary or any equity or ownership interest, whether direct or indirect, in any corporation, partnership, limited liability company, joint venture or other business entity.

         3.3      POWER, AUTHORIZATION AND VALIDITY.
                  ---------------------------------

                  3.3.1 POWER AND AUTHORITY. WebOrder has all requisite corporate power, capacity and authority to enter into, execute, deliver, and perform its obligations under, this Agreement and all WebOrder Ancillary Agreements, and (subject to the approval of this Agreement, the Merger and any necessary amendment to the WebOrder Articles by WebOrder's stockholders) to consummate the Merger. The execution, delivery and performance by WebOrder of this Agreement and each of the WebOrder Ancillary Agreements have been duly and validly approved and authorized by all necessary corporate action on the part of WebOrder's Board of Directors in compliance with applicable law (including without limitation the CCSL) and WebOrder's Articles and Bylaws, each as amended.

                  3.3.2 NO CONSENTS. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission or other governmental authority (each, a "GOVERNMENTAL AUTHORITY"), or any other person or entity, governmental or otherwise, is necessary or required to be made or obtained by WebOrder to enable WebOrder to lawfully execute and deliver, enter into, and to perform its obligations under, this Agreement and each of the WebOrder Ancillary Agreements or to consummate the Merger, EXCEPT FOR: (a) the approval of this Agreement and the Merger by the stockholders of WebOrder in compliance with the requirements of applicable law (including without limitation the CCSL) and WebOrder's Articles of Incorporation and Bylaws, each as amended; and (b) the filing of the Certificate of Merger with the Delaware Secretary of State (and comparable filings with the California Secretary of State), the receipt of a Tax Clearance Certificate from the California Franchise Tax Board, and any such further documents as may be required under the DGCL or CCSL to effect the Merger. No filing with any Governmental Authority is required under the HSR Act as a result of the transactions contemplated by this Agreement.

                  3.3.3 ENFORCEABILITY. This Agreement and each of the WebOrder Ancillary Agreements are, or when executed by WebOrder will be (assuming due authorization, execution and delivery of same by Netopia and Sub), valid and binding obligations of WebOrder, enforceable against WebOrder, the WebOrder Shareholders and holders of WebOrder Options in accordance with their respective terms, subject only to the effect of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

         3.4      CAPITALIZATION OF WEBORDER.
                  --------------------------

                  3.4.1 OUTSTANDING STOCK. The authorized capital stock of WebOrder consists entirely of: (i) 17,500,000 shares of Common Stock, no par value per share, of which a total of 1,377,500 shares are issued and outstanding, and (ii) 2,500,000 shares of Preferred Stock, no par value per share, of which (a) 500,000 shares have been designated Series A Preferred Stock, of which a total of 500,000 are issued and outstanding, and (b) 2,000,000 shares have been designated Series B Preferred Stock, of which a total of 1,138,361 shares are issued and outstanding. Except as expressly described in the preceding sentence, no other shares of any capital stock of WebOrder are authorized, issued or outstanding. No fractional shares of WebOrder Common Stock or WebOrder Preferred Stock are issued or outstanding; and WebOrder holds no treasury shares.

         As of the Closing Date, there will have been no change in the authorized and outstanding capital stock of WebOrder as represented in the foregoing sentences of this Section 3.4.1, other than the following changes if made in compliance with this Agreement: (i) the issuance of shares of WebOrder Common Stock pursuant to the exercise of WebOrder Options represented as being outstanding on the Agreement Date in Section 3.4.2 or duly granted by WebOrder after the Agreement Date or (ii) the conversion, if any, into Common Stock of any shares of WebOrder Preferred Stock that are represented as being issued and outstanding on the Agreement Date in this Section 3.4.1. All issued and outstanding shares of WebOrder's capital stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any claim, lien, preemptive right, right of first refusal, right of first offer or right of rescission, and have been offered, issued, sold and delivered by WebOrder in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of all applicable federal and state securities laws. A list of all holders of WebOrder's outstanding capital stock, and the total number of shares of WebOrder Common Stock and WebOrder Preferred Stock (and the number of shares of each series of WebOrder Preferred Stock) owned by each such holder is set forth in SCHEDULE 3.4.1 to the WebOrder Disclosure Letter. No stockholder of WebOrder owes WebOrder any money or other consideration representing any part of the purchase price of any outstanding shares of WebOrder's capital stock, including without limitation any money due under a promissory note payable to WebOrder. WebOrder has no liability to any stockholder for any dividends that have been declared or accrued.

                  3.4.2 OPTIONS, WARRANTS OR RIGHTS. Except for WebOrder Options to purchase an aggregate total of [__________] shares of WebOrder Common Stock that are outstanding on the Agreement Date (all of which WebOrder Options were granted under the WebOrder Option Plan), there are no options, warrants, convertible securities or other securities, calls, commitments, conversion privileges, preemptive rights, rights of first refusal, rights of first offer or other rights or agreements outstanding to purchase or otherwise acquire (whether directly or indirectly) any shares of WebOrder's authorized but unissued capital stock or any securities convertible into or exchangeable for any shares of WebOrder's capital stock or obligating WebOrder to grant, issue, extend, or enter into any such option, warrant, convertible security or other security, call, commitment, conversion privilege, preemptive right, right of first refusal, right of first offer or other right or agreement. No person or entity holds, or has any option, warrant or other right to acquire, any issued and outstanding shares of the capital stock of WebOrder from any holder of shares of the capital stock of WebOrder.

         A total of 994,000 shares of WebOrder Common Stock are reserved for issuance under the WebOrder Option Plan. As of the Agreement Date, a total of [________] shares of WebOrder Common Stock have been issued under the WebOrder Option Plan. As of the Agreement Date, a total of [_________] shares of WebOrder Common Stock are potentially issuable upon the exercise of all options granted under the WebOrder option plan that are outstanding on the Agreement Date. Attached as SCHEDULE 3.4.2 to the WebOrder Disclosure Letter is a true and complete list of all holders of all WebOrder Options that are outstanding on the Agreement Date, the number of WebOrder Options held by each such holder, the exercise price and vesting schedule (including whether such vesting will be affected by this Agreement or the Merger) of each WebOrder Option held by each such person and the name of the WebOrder option plan under which each such option was granted. The WebOrder Option Plan and any change in (a) the number of shares reserved under the WebOrder Option Plan or (b) the eligible participants under the WebOrder Option Plan have each been duly and validly approved by WebOrder's Board of Directors and by WebOrder's stockholders, and with respect to the WebOrder Option Plan (or any such change) such stockholder approval was obtained within one (1) year of the date on which the WebOrder Option Plan (or such change) was approved by WebOrder's Board of Directors.

                  3.4.3 NO VOTING ARRANGEMENTS OR PIGGYBACK REGISTRATION RIGHTS. There are no voting agreements, voting trusts, proxies, preemptive rights, rights of first refusal, rights of first offer or other restrictions (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of WebOrder's or any of its subsidiaries' outstanding stock or other securities or to the conversion of any shares of WebOrder's capital stock in the Merger pursuant to any agreement or obligation to which WebOrder or any of its subsidiaries is a party or is bound or, to WebOrder's knowledge, pursuant to any other agreement or obligation ("WEBORDER RIGHTS AGREEMENTS"), except for the Voting Agreements (and related Irrevocable Proxies) referred to in Section 3.22. Neither WebOrder nor any of its subsidiaries is under any obligation to register under the 1933 Act any of its presently outstanding shares of stock or other securities or any stock or other securities that may be subsequently issued.

         3.5 NO CONFLICT. Neither the negotiation, execution and delivery of this Agreement or any of the WebOrder Ancillary Agreements by WebOrder, nor the consummation of the Merger or the performance by WebOrder of its obligations under this Agreement or any WebOrder Ancillary Agreement, has conflicted with or will conflict with, or result in a termination, breach, impairment or violation of: (i) any provision of the WebOrder Articles or Bylaws or other charter documents of WebOrder or any of its subsidiaries (if any) as currently in effect; (ii) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to WebOrder or any of its subsidiaries (if any) or any of their respective assets or properties; or (iii) any instrument, agreement, contract, undertaking, understanding, letter of intent, memorandum of understanding or commitment (whether verbal or in writing) or confidentiality agreement to which WebOrder or any of its subsidiaries (if any) is a party or by which WebOrder or any of its subsidiaries (if any) or any of their respective assets or properties are bound. Neither WebOrder's entering into this Agreement nor the consummation of the Merger will give rise to, or trigger the application of, any rights of any third party that would come into effect upon the effectiveness of the Merger. The consummation of the Merger by WebOrder will not require the consent, release, waiver or approval of any third party other than the approval of WebOrder's stockholders.

         3.6 LITIGATION. There is no action, claim, suit, arbitration, mediation, proceeding, claim or investigation (a "CLAIM") pending against WebOrder or any of its subsidiaries (or, to the WebOrder's knowledge, against any officer, director, employee or agent of WebOrder or any of its subsidiaries in their capacity as such or relating to their employment, services or relationship with WebOrder or such subsidiary) before any court, administrative agency or arbitrator, and, to WebOrder's knowledge, no such Claim has been threatened. There is no judgment, decree, injunction, rule or order of any governmental entity or agency, court or arbitrator outstanding against WebOrder or any of its subsidiaries.

         3.7      TAXES.
                  -----

                  3.7.1 PAYMENT; NO UNPAID TAXES. Each of WebOrder and its subsidiaries has timely filed all federal, state, local and foreign tax returns required to be filed by it, has timely paid all taxes required to be paid by it in respect of all periods for which returns have been filed, has established an adequate accrual or reserve for the payment of all taxes payable in respect of the periods subsequent to the periods covered by its most recent applicable tax returns (which accrual or reserve as of the Balance Sheet Date is fully reflected on the Balance Sheet and in any more recent balance sheet of WebOrder provided by WebOrder to Netopia on or before the Agreement Date), has made all necessary estimated tax payments, and has no liability for taxes in excess of the amount so paid or accruals or reserves so established. Neither WebOrder nor any of its subsidiaries is delinquent in the payment of any tax or in the filing of any tax returns (taking into account extensions of time to file that have been duly made), and no deficiencies for any tax have been threatened, claimed, proposed or assessed against WebOrder or any of its subsidiaries. Neither WebOrder nor any of its subsidiaries has received any notification that any material issues have been raised by (or are currently pending) before the Internal Revenue Service or any other taxing authority (including but not limited to any sales or use tax authority) regarding WebOrder or any of its subsidiaries and no tax return of WebOrder or any of its subsidiaries has ever been audited by the Internal Revenue Service or any state or local taxing agency or authority. No tax liens have been filed against any assets of WebOrder or any of its subsidiaries. WebOrder has not filed any election under Section 341(f) of the Code. WebOrder and its subsidiaries have each withheld with respect to each of its employees and independent contractors all taxes, including but not limited to federal and state income taxes, FICA, Medicare, FUTA and other taxes, required to be withheld, and paid such withheld amounts to the appropriate tax authority within the time prescribed by law.

                  3.7.2 DEFINITION. For the purposes of this Agreement, the terms "TAX" and "TAXES" include all federal, state, local and foreign income, alternative or add-on minimum income, gains, franchise, excise, property, property transfer, sales, use, employment, license, payroll, ad valorem, documentary, stamp, withholding, occupation, recording, value added or transfer taxes, governmental charges, fees, customs duties, levies or assessments (whether payable directly or by withholding), and, with respect to any such taxes, any estimated tax, interest, fines and penalties or additions to tax and interest on such fines, penalties and additions to tax.

         3.8      WEBORDER FINANCIAL STATEMENTS; NO UNDISCLOSED LIABILITIES.
                  ---------------------------------------------------------

                  3.8.1    FINANCIAL STATEMENTS.
                           --------------------

                           (a) WebOrder has delivered to Netopia (i) WebOrder's
unaudited consolidated balance sheet as of December 31, 1999, and WebOrder's unaudited consolidated statement of operations, statement of cash flows and statement of changes in stockholders' equity for the fiscal year ended December 31, 1999, and (ii) WebOrder's unaudited consolidated balance sheet (the "BALANCE SHEET") as of January 31, 2000 (the "BALANCE SHEET DATE"), and WebOrder's unaudited consolidated statements of operations for the one month period ended on the Balance Sheet Date (all such financial statements of WebOrder and the notes thereto are hereinafter collectively referred to as the "WEBORDER FINANCIAL STATEMENTS"). The WebOrder Financial Statements (a) are derived from and in accordance with the books and records of WebOrder, (b) fairly present the consolidated financial condition of WebOrder at the dates therein indicated and the results of operations for the periods therein specified and (c) have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except for the absence of notes to such unaudited financial statements and except that WebOrder's unaudited financial statements are subject to normal year-end audit adjustments which will not be material in amount).

                           (b) ACCOUNTS RECEIVABLE. The accounts receivable
shown on the WebOrder Balance Sheet arose in the ordinary course of business and have been collected or are collectible in the book amounts thereof, less the allowance for doubtful accounts and returns provided for in the Balance Sheet. Allowances for doubtful accounts and returns are adequate and have been prepared in accordance with the past practices of WebOrder and generally accepted accounting principles. The accounts receivable of WebOrder arising after the date of the WebOrder Balance Sheet and prior to the date hereof arose, and the accounts receivable arising prior to the Effective Time will arise, in the ordinary course of business and have been collected or are collectible in the book amounts thereof, less allowances for doubtful accounts and returns determined in accordance with the past practices of WebOrder. None of the accounts receivable are subject to any claim of offset or recoupment, or counterclaim and WebOrder has no knowledge of any specific facts that would be reasonably likely to give rise to any such claim. No amount of accounts receivable are contingent upon the performance by WebOrder of any obligation. No agreement for deduction or discount has been made with respect to any accounts receivable.

                           (c) INVENTORY. All inventory of WebOrder or any of
its subsidiaries reflected in the WebOrder Balance Sheet or thereafter acquired by WebOrder or any of its subsidiaries consists of items that are good and merchantable and of a quality and quantity presently usable and salable in the ordinary course of business, except to the extent of any allowance for obsolescence reflected in the WebOrder Balance Sheet. All such inventory is valued at the lower of cost or market, with cost being determined by using the first-in, first-out method in accordance with generally accepted accounting principles consistently applied, and in any case represents and will represent not less than the estimated net realizable value thereof. Since the Balance Sheet Date there has not been any revaluation by WebOrder or any of its subsidiaries of any of its assets, including, without limitation, writing down the value of capitalized inventory other than in the ordinary course of business.

                  3.8.2 NO UNDISCLOSED LIABILITIES. WebOrder has no debt, liability or obligation of any nature, whether accrued, absolute, or contingent, and whether due or to become due, except for (i) those shown on the Balance Sheet as required by GAAP, (ii) those that have been incurred after the Balance Sheet Date in the ordinary course of WebOrder's business, consistent with its past practices , and (iii) those incurred in connection with the execution of this Agreement. All reserves established by WebOrder and set forth in or reflected in the Balance Sheet are reasonably adequate. At the Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) which are not adequately provided for in the Balance Sheet as required by said Statement No. 5.

         3.9 TITLE TO PROPERTIES. WebOrder and each of its subsidiaries have good and marketable title to all of their respective assets and properties, including but not limited to those shown on the Balance Sheet (but excluding those sold or disposed of since the Balance Sheet Date in the ordinary course of business, none of which are material), free and clear of all mortgages, deeds of trust, security interests, pledges, liens, title retention devices, collateral assignments, claims, charges, restrictions or other encumbrances of any kind (other than (i) liens for current taxes that are not yet due and payable, (ii) statutory mechanics', materialmens' and similar liens imposed by operation of law for obligations incurred by WebOrder in the ordinary course of its business that are not material in amount and are not currently due and payable). The machinery, vehicles, equipment and other tangible personal property owned or leased by WebOrder and its subsidiaries or used in its business are in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which WebOrder or any of its subsidiaries is a party are fully effective and afford WebOrder or its subsidiary, as applicable, peaceful and undisturbed leasehold possession of the real or personal property that is the subject of the lease. Neither WebOrder or any of its subsidiaries is in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties, nor has WebOrder received any notice of violation of law with which it has not complied. Neither WebOrder nor any of its subsidiaries owns any real property.

         3.10 ABSENCE OF CERTAIN CHANGES. Since the Balance Sheet Date, WebOrder has conducted its business in the ordinary course consistent with past practice, and there has not been with respect to WebOrder or any of its subsidiaries any:

         (a) Material Adverse Change in the Business of WebOrder or any of its subsidiaries;

         (b) amendment or change in the WebOrder Articles or Bylaws of WebOrder;

         (c) incurrence, creation or assumption by WebOrder or any of its subsidiaries of (i) any mortgage, deed of trust, security interest, pledge, lien, title retention device, collateral assignment, claim, charge, restriction or other encumbrance of any kind on any of the assets or properties of WebOrder or any of its subsidiaries; or (ii) any obligation or liability or any indebtedness for borrowed money;

         (d) offer, issuance or sale of any debt or equity securities of WebOrder or any of its subsidiaries, or any options, warrants or other rights to acquire from WebOrder or any of its subsidiaries, directly or indirectly, any debt or equity securities of WebOrder or any of its subsidiaries (except options granted in the ordinary course in amounts and with terms consistent with WebOrder's past practices, and reflected in the option figures set forth in
              Section 3.4 above);

         (e) payment or discharge by WebOrder or any of its subsidiaries of any security interest, lien, claim, or encumbrance of any kind on any asset or property of WebOrder or any of its subsidiaries, or the payment or discharge of any liability that was not either shown on the Balance Sheet or incurred in the ordinary course of WebOrder's business after the Balance Sheet Date in an amount not in excess of $25,000 for any single liability to a particular creditor;

         (f) purchase, license, sale, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of the assets, properties or goodwill of WebOrder or any of its subsidiaries other than a purchase, license, sale, assignment or other disposition or transfer (or agreement therefor) made in the ordinary course of WebOrder's or such subsidiary's business that does not involve any transfer of title of, or an exclusive license to, or the creation of any encumbrance on, any software or other proprietary technology of WebOrder or such subsidiary;

         (g) damage, destruction or loss of any property or asset, whether or not covered by insurance, having a Material Adverse Effect on WebOrder;

         (h) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of WebOrder, any split, combination or recapitalization of the capital stock of WebOrder or any direct or indirect redemption, purchase or other acquisition of any capital stock of WebOrder or any change in any rights, preferences, privileges or restrictions of any outstanding security of WebOrder;

         (i) change or increase in the compensation payable or to become payable to any of the officers, directors, or employees of WebOrder or any of its subsidiaries, or any bonus or pension, insurance or other benefit payment or arrangement (including without limitation stock awards, stock option grants, stock appreciation rights or stock option grants) made to or with any of such officers, employees or agents except in connection with normal employee salary or performance reviews or otherwise in the ordinary course of WebOrder's business;

         (j) change with respect to the management, supervisory or other key personnel of WebOrder or any of its subsidiaries;

         (k) obligation or liability incurred by WebOrder or any of its subsidiaries to any of its officers, directors or stockholders except for normal and customary compensation and expense allowances payable to officers in the ordinary course of WebOrder's business;

         (l) making by WebOrder or any of its subsidiaries of any loan, advance or capital contribution to, or any investment in, any officer, director or stockholder of WebOrder or any firm or business enterprise in which any such person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

         (m) entering into, amendment of, relinquishment, termination or non-renewal by WebOrder or any of its subsidiaries of any contract, lease, transaction, commitment or other right or obligation other than in the ordinary course of its business or any written or oral indication or assertion by the other party thereto of any material problems with WebOrder's or any of its subsidiaries' services or performance under such contract, lease, transaction, commitment or other right or obligation or its desire to so amend, relinquish, terminate or not renew any such contract, lease, transaction, commitment or other right or obligation;

         (n) assertion by any subscriber(s) and/or customer(s) of WebOrder or any of its subsidiaries of any complaint (where the amounts involved exceed $25,000 either individually or in the aggregate) regarding WebOrder' or such subsidiary's services or products;

         (o) material change in the manner in which WebOrder extends discounts, credits or warranties to customers or otherwise deals with its customers;

         (p) entering into by WebOrder or any of its subsidiaries of any transaction, contract or agreement that by its terms requires or contemplates a current and/or future financial commitment, expense (inclusive of overhead expense) or obligation on the part of WebOrder or any of its subsidiaries involving in excess of $25,000 or that is not entered into in the ordinary course of WebOrder's business, or the conduct of any business or operations other than in the ordinary course of WebOrder's business;

         (q) any license, transfer or grant of a right under any WebOrder IP Rights (as defined in Section 3.13 below), other than those licensed, transferred or granted in the ordinary course of WebOrder's business consistent with its past practices; or

         (r) any agreement or arrangement made by WebOrder or any of its subsidiaries to take any action which, if taken before the Agreement Date, would have made any representation or warranty of WebOrder set forth in Article 3 of this Agreement untrue or incorrect as of the date when made.
                                       20

         3.11 CONTRACTS AND COMMITMENTS/LICENSES AND PERMITS. For purposes of this Agreement, "WEBORDER AGREEMENT" means any of the following (i) written or oral contracts, agreements, commitments or other instruments to which WebOrder or any of its subsidiaries is a party or to which WebOrder or any of its assets or properties is bound and (ii) licenses and permits held by WebOrder or any of its subsidiaries, each of which is set forth in the WebOrder Disclosure Letter:

                  (a) any website hosting, website linking, content or data sharing, data feed, information exchange, advertising, fee sharing, lead or customer referral, commerce, co-branding, framing, service, order or transaction processing or similar agreement;

                  (b) any distributor, OEM (Original Equipment Manufacturer), VAR (Value Added Reseller), sales representative or similar agreement under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for, any product or technology of WebOrder or any of its subsidiaries;

                  (c) any continuing contract for the future purchase, sale, license, provision or manufacture of products, material, supplies, equipment or services requiring payment to or from WebOrder or any of its subsidiaries in an amount in excess of $25,000 per annum which is not terminable on ninety (90) or fewer days' notice without cost or other liability to WebOrder or any of its subsidiaries;

                  (d) any contract or commitment in which WebOrder or any of its subsidiaries has granted or received most favored customer pricing provisions or exclusive marketing or on-line distribution rights relating to any product or service, group of products or services, market or geographic territory;

                  (e) any contract providing for the development of software, website content or other technology or intellectual property for WebOrder or any of its subsidiaries, or the license of any software, website content or other technology or intellectual property to WebOrder, which software, website content or other technology or intellectual property is used or incorporated (or is contemplated by WebOrder or any of its subsidiaries to be used or incorporated)
(i) in any product currently sold, licensed, leased, distributed or marketed by WebOrder or any of its subsidiaries or (ii) to provide any service currently provided or marketed by WebOrder or any of its subsidiaries (other than software generally available to the public at a per copy license fee of less than $2,000 per copy);

                  (f) any joint venture or partnership contract or agreement or other agreement which has involved or is reasonably expected to involve a sharing of profits, expenses or losses with any other party;

                  (g) any contract or commitment for or relating to the employment of any officer, employee or consultant of WebOrder or any of its subsidiaries or any other type of contract or understanding with any officer, employee or consultant of WebOrder or any of its subsidiaries that is not immediately terminable by WebOrder or any of its subsidiaries without cost or other liability;

                  (h) any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

                  (i) any lease or other agreement under which WebOrder or any of its subsidiaries is lessee of or holds or operates any items of tangible personal property or real property owned by any third party and under which payments to such third party exceed $25,000 per annum;

                  (j) any agreement or arrangement for the sale, licensing or leasing of any assets, properties, products, services or rights having a value in excess of $25,000;

                  (k) any agreement that restricts WebOrder or any of its subsidiaries from engaging in any aspect of its business, from participating or competing in any line of business or market or that restricts WebOrder or any of its subsidiaries from engaging in any business in any market or geographic area;

                  (l) any WebOrder IP Rights Agreement (as defined in Section 3.13);

                  (m) any agreement relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of capital stock or other securities of WebOrder or any of its subsidiaries or any options, warrants or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor (or, in the case of any WebOrder Option, the WebOrder Option Plan, as such may be amended, and the forms of WebOrder Option agreements used by WebOrder thereunder);

                  (n) consulting or similar agreement under which WebOrder or any of its subsidiaries provides any advice or services to a third party for an annual compensation to WebOrder or any of its subsidiaries of $25,000 per year or more;

                  (o) any contract with or commitment to any labor union;

                  (p) any contract or arrangement under which WebOrder or any of its subsidiaries has made any commitment to develop any new technology, to deliver any software currently under development or to enhance or customize any software;

                  (q) any other agreement, contract, commitment or instrument that is material to the business of WebOrder or any of its subsidiaries or that involves a future commitment by WebOrder or any of its subsidiaries in excess of $25,000; and

                  (r) any Governmental Permit (as defined in Section 3.14.4).

                  A true and complete copy of each agreement or document required by subsections (a) through (q) of this Section to be listed on SCHEDULE
3.11 to the WebOrder Disclosure Letter that either are in an amount in excess of $25,000 or are otherwise material to the Business of WebOrder (such agreements and documents being hereinafter collectively referred to as the "WEBORDER MATERIAL AGREEMENTS") and a copy of each Governmental Permit required by subsection (r) of this Section to be listed on SCHEDULE 3.11 to the WebOrder Disclosure Letter has been delivered to Netopia's counsel.

         3.12 NO BREACH OR DEFAULT; NO CONSENT REQUIRED; NO RESTRICTIONS. Each of WebOrder and any of its subsidiaries is not in material breach or violation of, or in default under: (a) any WebOrder Material Agreement; or (b) any other contract or agreement (whether written or oral) binding on WebOrder or any of its subsidiaries or to which WebOrder or any of its subsidiaries is a party, the breach, violation or default of which by WebOrder or any of its subsidiaries could (i) materially adversely affect the ability of WebOrder or Netopia to effect the Merger, (ii) result in liability to WebOrder, any of its subsidiaries, the Surviving Corporation or Netopia as a result of consummation of the Merger and/or the performance of their respective obligations under this Agreement and such party's ancillary agreements or (iii) result in any liability that would be material to WebOrder or any of its subsidiaries (a "SIGNIFICANT AGREEMENT"). Each of WebOrder and any of its subsidiaries does not have any liability for renegotiation of government contracts or subcontracts, if any. Except as set forth in SCHEDULE 3.12 to the WebOrder Disclosure Letter, no consent or approval of any third party is required to ensure that, following the Effective Time, any WebOrder Material Agreement will continue to be in full force and effect without any breach or violation thereof caused by virtue of the Merger or by any other transaction called for by this Agreement or any WebOrder Ancillary Agreement. Neither WebOrder nor any of its subsidiaries is a party to, and no asset or property of WebOrder or any of its subsidiaries is bound or affected by, any judgment, injunction, order, decree, contract, covenant or agreement (noncompete or otherwise) that restricts or prohibits (or purports to restrict or prohibit) WebOrder or any of its subsidiaries from freely engaging in any business now conducted by any of them or from competing anywhere in the world (including without limitation any contracts, covenants or agreements restricting the geographic area in which WebOrder or any of its subsidiaries may sell, license, market, distribute or support any products or technology or provide services, or restricting the markets, customers or industries that WebOrder or any of its subsidiaries may address in operating their respective businesses), or includes any grants by WebOrder of exclusive licenses. No event has occurred, and no circumstance or condition exists, that will (a) result in a violation or breach of any of the provisions of any WebOrder Material Agreement,
(b) give any third party (i) the right to declare a default or exercise any remedy under any WebOrder Material Agreement, (ii) the right to a rebate, chargeback, penalty or change in delivery schedule under any WebOrder Material Agreement, (iii) the right to accelerate the maturity or performance of any obligation of WebOrder or any of its subsidiaries under any WebOrder Material Agreement, or (iv) the right to cancel, terminate or modify any WebOrder Material Agreement. Neither WebOrder nor any subsidiary of WebOrder has received any notice or other communication regarding any actual or possible violation or breach by WebOrder or the other party thereto of, or default by WebOrder or the other party thereto under, any WebOrder Material Agreement.

         3.13     INTELLECTUAL PROPERTY.
                  ---------------------

                  3.13.1 WebOrder and its subsidiaries own, or have the valid right or license to use, possess, sell or license, all Intellectual Property (as defined below) necessary or required for or used in the conduct of the business of WebOrder and its subsidiaries as presently conducted and as presently proposed to be conducted (such Intellectual Property being hereinafter collectively referred to as the "WEBORDER IP RIGHTS"), and such rights to use, possess, sell or license are sufficient for such conduct of such business. As used herein, the term "INTELLECTUAL PROPERTY" means, collectively, all worldwide industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, franchises, licenses, inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, software source code and object code, algorithms, net lists, architectures, structures, screen displays, layouts, inventions, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing or relating to the foregoing, including, without limitation, manuals, programmers' notes, memoranda and records. Schedule 3.13 to the WebOrder Disclosure Letter lists each item of Intellectual Property owned, and each item of Intellectual Property licensed by WebOrder.

                  3.13.2 Neither the execution, delivery and performance of this Agreement or the Certificate of Merger, nor the consummation of the Merger and the other transactions contemplated hereby and/or by WebOrder Ancillary Agreements will (a) constitute a breach of or default under any instrument, contract, license or other agreement governing any WebOrder IP Right to which WebOrder or any of its subsidiaries is a party (collectively, the "WEBORDER IP RIGHTS AGREEMENTS"), (b) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any WebOrder IP Right or (c) impair the right of WebOrder, any of its subsidiaries or the Surviving Corporation to use, possess, sell or license any WebOrder IP Right or portion thereof. There are no royalties, honoraria, fees or other payments payable by WebOrder or any of its subsidiaries to any third person by reason of the ownership, use, possession, license, sale, marketing, advertising or disposition of any WebOrder IP Rights by WebOrder or any of its subsidiaries.

                  3.13.3 Neither the manufacture, marketing, license, sale, furnishing or intended use of any product or service currently licensed, utilized, sold, provided or furnished by WebOrder or any of its subsidiaries or currently under development by WebOrder or any of its subsidiaries violates any license or agreement between WebOrder and any third party or infringes, infringes or misappropriates any Intellectual Property Right of any other party; and there is no pending or, to the knowledge of WebOrder, threatened claim or litigation contesting the validity, ownership or right of WebOrder or any of its subsidiaries to use, possess, sell, market, advertise, license or dispose of any WebOrder IP Right, nor has WebOrder or any of its subsidiaries received any notice asserting that any WebOrder IP Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party.

                  3.13.4 To WebOrder's knowledge, no employee, consultant or independent contractor of WebOrder or any subsidiary of WebOrder: (a) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, non-disclosure agreement, noncompetition agreement or any other contract or agreement with any other party by virtue of such employee's, consultant's, or independent contractor's being employed by, or performing services for, WebOrder or such subsidiary or using trade secrets or proprietary information of others, or that would be likely to have a Material Adverse Effect on WebOrder; or (b) has developed any technology, software or other copyrightable, patentable, or otherwise proprietary work for WebOrder or any of its subsidiaries that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including without limitation Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work or any Intellectual Property related thereto. The employment of any employee of WebOrder or any subsidiary of WebOrder or the use by WebOrder or any subsidiary of WebOrder of the services of any consultant or independent contractor does not subject WebOrder or any such subsidiary to any liability to any third party.

                  3.13.5 WebOrder and each of its subsidiaries has used its best efforts to take all necessary and appropriate steps to protect, preserve and maintain the secrecy and confidentiality of the WebOrder IP Rights and all of WebOrder's and such subsidiaries' ownership interests and proprietary rights therein. All officers, employees and consultants of WebOrder and its subsidiaries having access to proprietary information of WebOrder or its subsidiaries, its customers or business partners, have executed and delivered to WebOrder an agreement regarding the protection of such proprietary information and the assignment of inventions to WebOrder; and copies of the form of all such agreements have been delivered to Netopia's counsel. WebOrder has secured valid and enforceable written assignments from all consultants, contractors and employees who were involved in, or who contributed to, the creation or development of any WebOrder IP Rights, of the rights to such contributions that WebOrder does not already own by operation of law. No current or former employee, officer, director, consultant or independent contractor of WebOrder or of any subsidiary of WebOrder has any right, license, claim or interest whatsoever in or with respect to any WebOrder IP Rights.

                  3.13.6 SCHEDULE 3.13.6 to the WebOrder Disclosure Letter contains a complete list of (i) all worldwide registrations of any patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or World Wide Web URLs or addresses with any governmental or quasi-governmental authority or other body; (ii) all applications, registrations, filings and other formal actions made or taken pursuant to federal, state and foreign laws by WebOrder or any of its subsidiaries to secure, perfect or protect its interest in WebOrder IP Rights, including, without limitation, all patent applications, copyright applications, and applications for registration of trademarks and service marks, (iii) all unregistered copyrights, trademarks and service marks. All patents, and all registered trademarks, service marks, Internet domain names, Internet or World Wide Web URLs or addresses and copyrights held by WebOrder or its subsidiaries are valid, enforceable and subsisting.

                  3.13.7 SCHEDULE 3.13.7 to the WebOrder Disclosure Letter contains a complete list of (i) all licenses, sublicenses and other agreements as to which WebOrder or any of its subsidiaries is a party and pursuant to which any person or entity is authorized to use any WebOrder IP Rights, and (ii) all licenses, sublicenses and other agreements as to which WebOrder or any of its subsidiaries is a party and pursuant to which WebOrder or any of its subsidiaries is authorized to use any third party patents, trademarks, Internet domain names, Internet or World Wide Web URLs or addresses, copyrights, or other Intellectual Property right, including but not limited to software ("THIRD PARTY IP RIGHTS") which are incorporated in, or form a part of, any product or service sold, licensed, distributed, provided or marketed by WebOrder or any of its subsidiaries. Any use by WebOrder or its employees (or any of its subsidiaries) of any Intellectual Property right of a third party, or any third party software, is pursuant to valid license or similar agreements (or such software does not require a license in order to be used without violating any Third Party IP Rights), and neither WebOrder nor its subsidiaries has any liability for unauthorized use of third party software.

                  3.13.8 Neither WebOrder nor any of its subsidiaries, nor any other party acting on its or their behalf, has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party, of any WebOrder Source Code (as defined below). No event has occurred, and no circumstance or condition exists, that will, or would reasonably be expected to, result in the disclosure or delivery to any party of any WebOrder Source Code (as defined below). SCHEDULE 3.13.8 of the WebOrder Disclosure Letter identifies each contract, agreement and instrument (whether written or oral) pursuant to which WebOrder or any of its subsidiaries has deposited, or is or may be required to deposit, with an escrowholder or any other party, any WebOrder Source Code and further describes whether the execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby, in and of itself, would reasonably be expected to result in the release from escrow of any WebOrder Source Code. As used in this Section 3.13.8, "WEBORDER SOURCE CODE" means, collectively, any software source code, or any material portion or aspect of the software source code, or any material proprietary information or algorithm contained in or relating to any software source code, of any WebOrder IP Rights or any other product marketed by WebOrder.

                  3.13.9 To WebOrder's knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any WebOrder IP Rights or any Intellectual Property Right of WebOrder or any of its subsidiaries by any third party, including any employee or former employee of WebOrder or any of its subsidiaries. Neither WebOrder nor any of its subsidiaries has agreed to indemnify any person for any infringement of any Intellectual Property of any third party by any product or service that has been sold, licensed, leased, supplied, marketed, distributed, or provided by WebOrder or any of its subsidiaries.

                  3.13.10 All software developed by WebOrder or any of its subsidiaries and licensed by WebOrder or any of its subsidiaries to customers and all other products manufactured, sold, licensed, leased or delivered by WebOrder or any of its subsidiaries to customers and all services provided by WebOrder or any of its subsidiaries to customers on or before the Closing Date conform in all material respects to applicable contractual commitments, express and implied warranties, product specifications and product documentation and to any representations provided to customers, and neither WebOrder nor any of its subsidiaries has any liability for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Balance Sheet. Since January 31, 2000, neither WebOrder nor any of its subsidiaries has had any of its respective products returned by a purchaser thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any material amount of revenue recognized by WebOrder on any of its financial statements from such purchases. Neither WebOrder nor any of its subsidiaries is under any liability or obligation, and no such outstanding claim has been made, with respect to the return of inventory or products in the possession of customers, licensees, distributors, retailers, or end-users.

         3.14     COMPLIANCE WITH LAWS.  To WebOrder's knowledge:
                  --------------------

                  3.14.1 WebOrder and each of its subsidiaries has complied, and is now and at the Closing Date will be in compliance with, all applicable federal, state, local or foreign laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to it or to its assets, properties, and business (and any regulations promulgated thereunder) (collectively, "APPLICABLE LAW"), except where non-compliance with Applicable Laws would result in liability (individually or in the aggregate) of less than $25,000.

                  3.14.2 WebOrder and each of its subsidiaries has at all times made all consumer disclosures required by Applicable Law and none of the disclosures made to consumers using products or services of WebOrder have been inaccurate, misleading or deceptive.

                  3.14.3 WebOrder and each of its subsidiaries has at all times been in compliance with Applicable Laws relating to the privacy of users of the products and services of WebOrder and each of its subsidiaries.

                  3.14.4 WebOrder and each of its subsidiaries holds all permits, licenses and approvals from, and has made all filings with, government (and quasi-governmental) agencies and authorities, that are necessary for WebOrder to conduct its present business without any violation of Applicable Law ("GOVERNMENTAL PERMITS"), except where any non-compliance with Government Permits would result in liability (individually or in the aggregate) of less than $25,000, and all such Governmental Permits are in full force and effect. Neither WebOrder nor any of its subsidiaries has received any notice or other communication from any Governmental Authority (or quasi-governmental authority) regarding (a) any actual or possible violation of law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.

                  3.14.5 Neither WebOrder nor any of its subsidiaries, nor, to WebOrder's knowledge, any director, officer, agent or employee of WebOrder and/or any of its subsidiaries, has, for or on behalf of WebOrder or any of its subsidiaries, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

         3.15 CERTAIN TRANSACTIONS AND AGREEMENTS. To WebOrder's knowledge, none of the officers, directors, employees or stockholders of WebOrder, nor any member of their immediate families, has any direct or indirect ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with, WebOrder (except with respect to any interest in less than one percent (1%) of the stock of any corporation whose stock is publicly traded). None of said officers, directors, employees or stockholders or any member of their immediate families, is a party to, or otherwise directly or indirectly interested in, any contract or informal arrangement with WebOrder or any of its subsidiaries, except for normal compensation for services as an officer, director or employee thereof that have been disclosed to Netopia and except for agreements related to the purchase of the stock of WebOrder by, or the grant of WebOrder Options to, such persons. None of said officers, directors, employees, stockholders or family members has any interest in any property, real or personal, tangible or intangible (including but not limited to any WebOrder IP Rights or any other Intellectual Property) that is used in, or that pertains to, the business of WebOrder, except for the normal rights of a stockholder.

         3.16     EMPLOYEES, ERISA AND OTHER COMPLIANCE.
                  -------------------------------------

                  3.16.1 To WebOrder's knowledge, WebOrder and its subsidiaries are in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters. A list of all employees, officers and consultants of WebOrder and its subsidiaries and their current title and/or job description and compensation is set forth on SCHEDULE 3.16.1 to the WebOrder Disclosure Letter. WebOrder and its subsidiaries do not have any employment contracts or consulting agreements or contracts with a professional employer organization or other entity which provides employee benefits to individuals that provide services to WebOrder currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

                  3.16.2 Neither WebOrder nor any of its subsidiaries (i) now is, nor has ever been, subject to a union organizing effort, (ii) is subject to any collective bargaining agreement with respect to any of its employees, (iii) is subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization or (iv) has any current labor disputes. WebOrder and its subsidiaries have good labor relations, and have no knowledge of any facts indicating that the consummation of the Merger or any of the other transactions contemplated hereby will have a material adverse effect on such labor relations, and have no knowledge that any of their key employees intends to leave their employ. All of the employees of WebOrder and its subsidiaries are legally permitted to be employed by WebOrder or its subsidiaries in the United States of America in their current job capacities. A list of all employees of WebOrder is set forth in Section 3.16.2 to the WebOrder Disclosure Letter which provides, with respect to each employee, information as to that employee's citizenship and, if not a citizen of the United States, the status and duration of that employee's visa and/or work permit, if any, providing a legal basis for employment.

                  3.16.3 Neither WebOrder nor any of its subsidiaries has any pension plan which constitutes, or has since the enactment of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") constituted, a "multiemployer plan" as defined in Section 3(37) of ERISA. To WebOrder's knowledge, no pension plan of WebOrder or any of its subsidiaries is subject to Title IV of ERISA.

                  3.16.4 (a) SCHEDULE 3.16.4 to the WebOrder Disclosure Letter lists all employment and consulting agreements, all severance agreements, pension, retirement, disability, medical, dental or other health plans, life insurance or other death benefit plans, profit sharing, deferred compensation agreements, stock, option, bonus or other incentive plans, vacation, sick, holiday or other paid leave plans, severance plans or other similar employee benefit plans maintained by WebOrder or any subsidiary or trade or business which is treated as a single employer with WebOrder within the meaning of Code
Section 414(b), (c), (m) or (o) (each an "ERISA AFFILIATE") (the "WEBORDER BENEFIT ARRANGEMENTS"), including without limitation all "employee benefit plans" as defined in Section 3(3) of ERISA. Except as disclosed in SCHEDULE
3.16.4 to the WebOrder Disclosure Letter, to WebOrder's knowledge each of the Employee Plans, and its operation and administration, is in compliance in all material respects with each of the respective Employee Plans' terms and with all applicable federal, state, local and other governmental laws and ordinances, orders, rules and regulations, including the requirements of ERISA and the Code. Except as disclosed in SCHEDULE 3.16.4 to the WebOrder Disclosure Letter, all such Employee Plans that are "employee pension benefit plans" (as defined in Section 3(2) of ERISA) which are intended to qualify under Section 401(a) of the Code have received favorable determination opinion, notification or advisory letters with respect to such plans that such plans comply with the Tax Reform Act of 1986 or have remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Employee Plan. In addition, neither WebOrder nor any subsidiary has ever been a participant in any "prohibited transaction," within the meaning of Section 406 of ERISA with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) which WebOrder or any subsidiary sponsors as employer or in which WebOrder or any subsidiary participates as an employer, which would impose a material penalty on WebOrder or which was not otherwise exempt pursuant to Section 408 of ERISA (including, but not limited to, any individual exemption granted under Section 408(a) of ERISA), or which could result in an exercise tax under the Code. Except as disclosed in SCHEDULE
3.16.4 to the WebOrder Disclosure Letter, no employee of WebOrder or any subsidiary and no person subject to any WebOrder or any subsidiary health plan has made medical claims through such health plan during the twelve months preceding the date hereof for more than $25,000 in the aggregate.

                           (b) WebOrder has delivered to Netopia or its counsel
a complete and correct copy and description of each WebOrder Benefit
Arrangement.

                           (c) WebOrder has timely filed and delivered to
Netopia and its counsel the most recent annual report (Form 5500) for each WebOrder Benefit Arrangement that is an "employee benefit plan" as defined under ERISA.

                           (d) All contributions due from WebOrder or any of its
subsidiaries with respect to any of WebOrder Benefit Arrangements have been made or have been accrued on WebOrder's financial statements, (including without limitation the WebOrder Financial Statements) and no further contributions will be due or will have accrued thereunder as of the Closing Date.

                  3.16.5 There has been no amendment to, written interpretation or announcement (whether or not written) by WebOrder relating to, or change in employee participation or coverage under, any WebOrder Benefit Arrangement that would increase materially the expense of maintaining such WebOrder Benefit Arrangement above the level of the expense incurred in respect thereof for WebOrder's fiscal year ended December 31, 1999. Each WebOrder Benefit Arrangement may be terminated effective immediately, and any benefits distributed thereunder, without additional liability for premium or other payments (other than benefit payments in the normal course of administration) and without causing liquidation, surrender or any other fees or charges to be imposed on the WebOrder Benefit Arrangement, WebOrder, any WebOrder subsidiary or any participant or beneficiary of the terminating WebOrder Benefit Arrangement.

                  3.16.6 The group health plans (as defined in Section 4980B(g) of the Code) that benefit employees of WebOrder are in compliance, in all material respects, with (a) the continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, (b) the Americans with Disabilities Act of 1990, as amended, and (c) the Family Medical and Leave Act of 1993, as amended, and the regulations thereunder, with respect to any of WebOrder Benefit Arrangements, covered employees, or qualified beneficiaries.

                  3.16.7 No benefit payable or which may become payable by WebOrder or any of its subsidiaries pursuant to any WebOrder Benefit Arrangement or as a result of or arising under this Agreement or the Certificate of Merger will constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code. Neither WebOrder nor any of its subsidiaries is a party to any: (a) agreement with any officer or other key employee of WebOrder or any of its subsidiaries (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving WebOrder in the nature of the Merger or any of the other transactions contemplated by this Agreement, the Certificate of Merger or any WebOrder Ancillary Agreement, (ii) providing any term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment; or (b) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of the Merger or any of the other transactions contemplated by this Agreement, the Certificate of Merger or any WebOrder Ancillary Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, the Certificate of Merger or any WebOrder Ancillary Agreement.

         3.17 CORPORATE DOCUMENTS. WebOrder has made available to Netopia for examination copies of all documents and information listed in the WebOrder Disclosure Letter or in any schedule thereto or in any other exhibit or schedule called for by this Agreement which have been requested by Netopia's legal counsel, including, without limitation, the following: (a) copies of the Articles of Incorporation, bylaws or other organizational agreements of WebOrder and each of its subsidiaries as currently in effect; (b) the minute books containing all records of all proceedings, consents, actions, and meetings of the stockholders, board of directors and any committees thereof of WebOrder and each of its subsidiaries; (c) the stock ledger and journal reflecting all issuances and transfers of the stock of WebOrder and each of its subsidiaries;
(d) all permits, orders, and consents issued by, and filings by WebOrder and each of its subsidiaries with, any regulatory agency with respect to WebOrder or any of its subsidiaries, or any securities of WebOrder or any of its subsidiaries, and all applications for such permits, orders, and consents; and
(e) all the WebOrder Material Agreements.

         3.18 NO BROKERS. Neither WebOrder nor any affiliate of WebOrder is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or the Certificate of Merger or in connection with the Merger or any other transaction contemplated by this Agreement, and Netopia will not incur any liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of, this Agreement, the Merger or any act or omission of WebOrder, any of its employees, officers, directors, stockholders, agents or affiliates (except as provided in Section 12.7).

         3.19     BOOKS AND RECORDS.
                  -----------------

                  3.19.1 The books, records and accounts of WebOrder and each of its subsidiaries (a) are in all material respects true, complete and correct,
(b) have been maintained in accordance with reasonable business practices and customary internal controls procedures on a basis consistent with prior years, and (c) accurately and fairly reflect the transactions and dispositions of the assets of WebOrder and each of its subsidiaries.

                  3.19.2 WebOrder and each of its subsidiaries has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (a) transactions are executed in accordance with management's general or specific authorization; (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (ii) to maintain accountability for assets; and (c) the amount recorded for assets on the books and records of WebOrder and each of its subsidiaries is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

         3.20 INSURANCE. During the prior two years, WebOrder and its subsidiaries have maintained, and now maintain, policies of insurance and bonds of the type and in amounts that are reasonably adequate and are customarily carried by persons conducting businesses or owning assets similar in type and size to those of WebOrder and its subsidiaries, including without limitation all legally required workers' compensation insurance and errors and omissions, casualty, fire and general liability insurance. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and WebOrder and its subsidiaries are otherwise in compliance with the terms of such policies and bonds. WebOrder has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies. All policies of insurance now held by WebOrder or any of its subsidiaries are set forth in SCHEDULE 3.20 to WebOrder Disclosure Letter, together with the name of the insurer under each policy, the type of policy, the policy coverage amount and any applicable deductible.

         3.21     ENVIRONMENTAL MATTERS.
                  ---------------------

                  3.21.1 To WebOrder's knowledge, WebOrder and its subsidiaries are in compliance with all applicable Environmental Laws (as defined below), which compliance includes the possession by WebOrder and its subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Neither WebOrder nor any of its subsidiaries has received any notice or other communication (in writing or otherwise), whether from a governmental body, citizens groups, employee or otherwise, that alleges that WebOrder or any of its subsidiaries is not in compliance with any Environmental Law, and there are no circumstances that may prevent or interfere with the compliance by WebOrder or any of its subsidiaries with any current Environmental Law in the future. To WebOrder's knowledge, no current or prior owner of any property leased or controlled by WebOrder or any of its subsidiaries has received any notice or other communication (in writing or otherwise), whether from a government body, citizens group, employee or otherwise, that alleges that such current or prior owner or WebOrder or any of its subsidiaries is not in compliance with any Environmental Law. All governmental authorizations currently held by WebOrder or any of its subsidiaries pursuant to any Environmental Law (if any) are identified in SCHEDULE 3.21 of WebOrder Disclosure Letter. To WebOrder's knowledge, WebOrder does not have any liability under any Environmental Law and has not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or any other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against WebOrder giving rise to any liability for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental Law. To WebOrder's knowledge, all properties and equipment used in the business of WebOrder has been free of asbestos, PCB's, methylene chloride, and trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans and other Material of Environment Concern.

                  3.21.2 For purposes of this Section 3.21: (i) "ENVIRONMENTAL LAW" means any federal, state, local or foreign statute, law regulation or other legal requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (II) "MATERIAL OF ENVIRONMENTAL CONCERN" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment.

         3.22 VOTING AGREEMENT; IRREVOCABLE PROXIES. Katie Peterson, Mark Coopersmith, garage.com, Guy Kawasaki, Freedom Communications, Inc., and Hedgehog Management Partners L.P. have agreed in writing to vote for the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby (and to vote against proposals conflicting or inconsistent with this Agreement and the Merger) pursuant to the voting agreement attached hereto in the form of EXHIBIT G ("VOTING AGREEMENT") and pursuant to Irrevocable Proxies in the form attached as Exhibit A thereto ("IRREVOCABLE
PROXIES").

         3.23 VOTE REQUIRED. The affirmative vote of the holders of at least a majority of the shares of WebOrder Preferred Stock and the holders of at least a majority of the shares of WebOrder Common Stock and shares of WebOrder Preferred Stock (on an as-converted to WebOrder Common Stock basis), in each case that are issued and outstanding on the Record Date (as defined below), are the only votes of the holders of any of the shares of WebOrder's capital stock necessary to approve this Agreement, the Merger, the Certificate of Merger, the Escrow Agreement and the other transactions contemplated by this Agreement. As used in this Section 3.23, the term "RECORD DATE" means the record date for determining those stockholders of WebOrder who are entitled to vote at the WebOrder Shareholder Vote.

         3.24 BOARD APPROVAL. The Board of Directors of WebOrder has unanimously
(i) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger is in the best interests of the stockholders of WebOrder and is on terms that are fair to such stockholders and (iii) voted to submit this Agreement, the Merger and the other transactions contemplated hereby to the vote and approval of WebOrder's stockholders.

         3.25 NO EXISTING DISCUSSIONS. Neither WebOrder nor any director, officer, stockholder, employee or agent of WebOrder is engaged, directly or indirectly, in any discussions or negotiations with any third party relating to any Alternative Transaction (as defined in Section 5.11) or in violation of any agreement to which WebOrder or its assets are bound relating to any Alternative Transaction.

         3.26     DISCLOSURE.
                  ----------

                  (a) Neither this Agreement, its exhibits and schedules and the WebOrder Disclosure Letter, nor any of the certificates or documents to be delivered by WebOrder to Netopia under this Agreement, or any other documents delivered by WebOrder to Netopia regarding WebOrder's business (past or present), or activities taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

                  (b) None of the information supplied or to be supplied by or on behalf of WebOrder for inclusion in the Information Statement will, as of the date the Information Statement is first sent to the stockholders of WebOrder, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

         3.27 BANK ACCOUNTS AND INSURANCE. Section 3.27 of the WebOrder Disclosure Letter sets forth the names and locations of all banks, trusts, companies, savings and loan associations and other financial institutions at which WebOrder or any of its subsidiaries maintains deposit account or other accounts of any nature, the names of all persons then authorized to draw on, or make withdrawals from, such accounts and the amount of any funds then on deposit therein and the amount of debt, if any, owing thereto by the Company.

         3.28 NO REDUCTION IN WORKING CAPITAL; SHAREHOLDERS EQUITY. Between the Balance Sheet Date and the Closing Date, there shall be no reduction in the amount of WebOrder's working capital (which excludes shareholders' equity) from the amount shown in the Balance Sheet, except for operating losses incurred in the ordinary course of WebOrder's Business in amounts and nature consistent with WebOrder's historical business.

                                    ARTICLE 4

                REPRESENTATIONS AND WARRANTIES OF NETOPIA AND SUB

         Netopia and Sub hereby represent and warrant to WebOrder that, except as set forth in the letter addressed to WebOrder from Netopia and dated as of the Agreement Date which has been delivered by Netopia to WebOrder concurrently herewith (the "NETOPIA DISCLOSURE LETTER"), each of the following representations, warranties and statements in this Article 4 are true and correct as of the Agreement Date and will be true and correct on and as of the Closing Date:

         4.1 ORGANIZATION AND GOOD STANDING. Netopia is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, operate and lease its properties and to carry on its business. Netopia owns all of the issued and outstanding stock of Sub.

         4.2      POWER, AUTHORIZATION AND VALIDITY.
                  ---------------------------------

                  4.2.1 POWER AND AUTHORITY. Netopia has all requisite corporate power, capacity and authority to enter into, execute, deliver and perform its obligations under, this Agreement and all the Netopia Ancillary Agreements and to issue the shares of Netopia Common Stock and Netopia Options in the Merger in accordance with this Agreement. The execution, delivery and performance of this Agreement and each of the Netopia Ancillary Agreements by Netopia have been duly and validly approved and authorized by all necessary corporate action of Netopia's Board of Directors in compliance with applicable law (including without limitation the DGCL) and Netopia's Certificate of Incorporation and Bylaws, each as amended. Sub has all requisite corporate power, capacity and authority to execute, deliver and perform its obligations under, this Agreement and all the Sub Ancillary Agreements. The execution, delivery and performance of this Agreement and each of the Sub Ancillary Agreements by Sub have been duly and validly approved and authorized by all necessary corporate action of Sub's Board of Directors and sole stockholder Sub in compliance with applicable law (including without limitation the DGCL) and Sub's Certificate of Incorporation and Bylaws, each as amended.

                  4.2.2 NO CONSENTS. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission or other Governmental Authority or any other person or entity, governmental or otherwise, is necessary or required to be made or obtained by Netopia or Sub to enable Netopia and Sub to lawfully execute and deliver, enter into, and to perform their respective obligations under, this Agreement, the Netopia Ancillary Agreements or the Sub Ancillary Agreements, respectively, and for Sub to consummate the Merger, except for: (a) the filing of the Certificate of Merger with the Delaware Secretary of State and comparable filings with the California Secretary of State and any such further documents as may be required under the DGCL or CCSL to effect the Merger; (b) the filing by Netopia with the SEC or any state securities law authorities of any notices or filings required in connection with the exemptions from the registration or qualification requirements of the 1933 Act and/or applicable state securities laws which Netopia relies on in issuing shares of Netopia Common Stock pursuant to this Agreement; (c) the filing by Netopia of such reports and information with the SEC under the 1934 Act and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (d) such other filings as may be required by the Nasdaq Stock Market with respect to the Merger and the other transactions contemplated by this Agreement, and the issuance of the shares of Netopia Common Stock and the Netopia Options to be issued by Netopia in the Merger; and (e) such other filings, if any, as may be required in order for Netopia to comply with applicable federal and state securities laws.

                  4.2.3 ENFORCEABILITY. This Agreement and the Netopia Ancillary Agreements are, or when executed by Netopia will be, assuming due authorization, execution and delivery by WebOrder and the WebOrder Shareholders who have executed such Netopia Ancillary Agreements, valid and binding obligations of Netopia, enforceable against Netopia in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. This Agreement and the Sub Ancillary Agreements are, or when executed by Sub will be, assuming due authorization, execution and delivery by WebOrder and the WebOrder Shareholders who have executed such Sub Ancillary Agreements, valid and binding obligations of Sub, enforceable against Sub in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

         4.3 NO CONFLICT. Neither the execution and delivery of this Agreement nor any of the Netopia Ancillary Agreements or Sub Ancillary Agreements by Netopia or Sub, nor the consummation of the transactions contemplated hereby or thereby, will conflict with, or result in a termination, breach, impairment or violation of: (i) any provision of the Certificate of Incorporation or Bylaws or other charter documents of Netopia or Sub as currently in effect; (ii) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Netopia or Sub or any of their respective assets or properties; or (iii) any instrument, agreement or contract to which Netopia or any of its subsidiaries (if any) is a party or by which Netopia or any of its subsidiaries (if any) or any of their respective assets or properties are bound that has been filed by the SEC as an exhibit to any Netopia SEC document filed with the SEC under the 1933 Act or the 1934 Act filed before the Agreement Date.

         4.4 VALIDITY OF SHARES. The shares of Netopia Common Stock to be issued pursuant to the Merger, when issued in accordance with the terms hereof and the Certificate of Merger, will be duly authorized, validly issued, fully paid and non-assessable.

         4.5 INFORMATION STATEMENT. Netopia will be solely responsible for any statement, information or omission in the Information Statement relating to Netopia to be sent to the stockholders of WebOrder in connection with the WebOrder Shareholder Vote, and none of the information supplied or to be supplied by or on behalf of Netopia that relates to Netopia for inclusion in the Information Statement will, as of the date such Information Statement is first provided to the stockholders of WebOrder in connection with the WebOrder Shareholders Vote (provided Netopia has first had an opportunity to review and revise such Information Statement before it is provided to WebOrder's stockholders), contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading; PROVIDED, that Netopia shall not be responsible for any statement, information or omission relating to WebOrder or any other information supplied or to be supplied on behalf of WebOrder.

         4.6 SEC FILINGS. Netopia has made available to WebOrder accurate and complete copies of Netopia's Annual Report on Form 10-K for the year ended September 30, 1999, each Quarterly Report on Form 10-Q filed by Netopia since that date, and Netopia's Registration Statement on Form S-3 declared effective by the SEC on or about January 13, 2000 (the "NETOPIA SEC DOCUMENTS"). As of the time it was filed with the SEC (or, if amended or superseded by a subsequent filing before the Agreement Date, then on the date of such subsequent filing):
(i) each of the Netopia SEC Documents complied in all material respects with the applicable requirements of the 1933 Act and the 1934 Act (as the case may be); and (ii) none of the Netopia SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         4.7 LITIGATION. There is no Claim pending against Netopia or any of its subsidiaries (or, to Netopia's knowledge, against any officer, director, employee or agent of Netopia or any of its subsidiaries in their capacity as such or relating to their employment, services or relationship with Netopia or such subsidiary) before any court, administrative agency or arbitrator, that has or is reasonably likely to have a Material Adverse Effect on Netopia, and to Netopia's knowledge no such Claim has been threatened. There is no judgment, decree, injunction, rule or order of any governmental entity or agency, court or arbitrator outstanding against Netopia or any of its subsidiaries.

         4.8      DISCLOSURE.
                  ----------

                  (a) Neither this Agreement, its exhibits and schedules and the Netopia Disclosure Letter (if any), nor any of the certificates or documents to be delivered by Netopia to WebOrder under this Agreement, or any other documents delivered by Netopia to WebOrder regarding Netopia's business (past or present), or activities taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

                  (b) None of the information supplied or to be supplied by or on behalf of Netopia for inclusion in the Information Statement will, as of the date the Information Statement is first sent to the stockholders of WebOrder, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

                                    ARTICLE 5
                        PRE-CLOSING COVENANTS OF WEBORDER

         WebOrder covenants and agrees with Netopia that during the time period from the Agreement Date until the earlier to occur of (i) the Effective Time or
(ii) the termination of this Agreement in accordance with Article 10:

         5.1 ADVICE OF CHANGES. WebOrder will promptly advise Netopia in writing
(a) of any event occurring after the Agreement Date that would render any representation or warranty of WebOrder contained in Article 3 of this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate and (b) of any Material Adverse Change in WebOrder's Business.

         5.2 MAINTENANCE OF BUSINESS. WebOrder will use its best efforts consistent with past practices and policies to carry on and preserve its business and its relationships with customers, advertisers, suppliers, employees, and others with whom WebOrder has contractual relations in substantially the same manner as it has before the Agreement Date. If WebOrder becomes aware of a material deterioration in the relationship with any key customer, key advertiser, key supplier or key employee, it will promptly bring such information to the attention of Netopia in writing and, if requested by Netopia, will exert reasonable commercial efforts to promptly restore the relationship.

         5.3 CONDUCT OF BUSINESS. WebOrder will continue to conduct its business and maintain its business relationships in the ordinary and usual course, and neither WebOrder nor any of its subsidiaries will, without the prior written consent and approval (which may be given verbally to be promptly followed by written confirmation) of the Chief Executive Officer, Chief Financial Officer or General Counsel of Netopia:

                  (a) borrow or lend any money, other than reasonable and normal advances to employees for bona fide travel expenses that are incurred in the ordinary course of WebOrder's business consistent with WebOrder's past practices or borrowings of money from Netopia;

                  (b) enter into any material transaction or agreement or take any other action not in the ordinary course of WebOrder's business, or incur any obligation or make or agree to make any expenditure (capital or otherwise) in excess of $5,000;

                  (c) grant any lien, security interest, or other encumbrance on any of its assets;

                  (d) sell, transfer or dispose of any of its assets except in the ordinary course of WebOrder's business consistent with WebOrder's past practices;

                  (e) enter into any material lease or contract for the purchase or sale of any property, whether real or personal, tangible or intangible;

                  (f) pay any bonus, increased salary or special remuneration to any officer, director, employee or consultant (except for normal salary increases consistent with WebOrder's past practices and not to exceed 5% of such officer's, employee's or consultant's base annual compensation, and except pursuant to existing arrangements previously disclosed to and approved in writing by Netopia) or enter into any new employment or consulting agreement with any such person;

                  (g)      change any of its accounting methods;

                  (h) declare, set aside or pay any cash or stock dividend or other distribution in respect of its capital stock, redeem, repurchase or otherwise acquire any of its capital stock or other securities (except for the repurchase of stock from employees, directors, consultants or contractors of WebOrder in connection with the termination of their services with WebOrder at the original purchase price of such stock), pay or distribute any cash or property to any stockholder or security holder of WebOrder or make any other cash payment to any stockholder or security holder of WebOrder that is unusual, extraordinary, or not made in the ordinary course of WebOrder's business consistent with its past practices;

                  (i) amend or terminate any contract, agreement or license to which WebOrder or any of its subsidiaries is a party except those amended or terminated in the ordinary course of WebOrder's business, consistent with its past practices, and which are not material in amount or effect;

                  (j) guarantee or act as a surety for any obligation of any third party;

                  (k) waive or release any material right or claim except in the ordinary course of WebOrder's business, consistent with WebOrder's past practice;

                  (l) issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or securities ultimately exchangeable for, or convertible into, shares of its capital stock; PROVIDED, HOWEVER, that notwithstanding the foregoing, WebOrder may issue shares of WebOrder Common Stock issuable upon the exercise, conversion or exchange of WebOrder Options that are outstanding on the Agreement Date in accordance with their terms as now in effect;

                  (m) subdivide or split or combine or reverse split the outstanding shares of its capital stock of any class or series or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or series or affecting any other of its securities;

                  (n) merge, consolidate or reorganize with, or acquire, or enter into any other business combination with, any corporation, partnership, limited liability company or any other entity or enter into any negotiations, discussions or agreement for such purpose;

                  (o) amend its Articles of Incorporation or Bylaws except as expressly contemplated by this Agreement;

                  (p) license any of its technology or Intellectual Property, or acquire any Intellectual Property (or any license thereto) from any third party except for any such license obtained in the ordinary course of WebOrder's business;

                  (q)      materially change any insurance coverage;

                  (r) agree to any audit assessment by any tax authority or file any federal or state income or franchise tax return unless copies of such returns have first been delivered to Netopia for its review at a reasonable time before filing, provided that approval of any such returns will not be unreasonably withheld or delayed;

                  (s) modify or change the exercise or conversion rights or exercise or purchase prices of any capital stock of WebOrder, any WebOrder stock options, or accelerate or otherwise modify (i) the right to exercise any option, warrant or other right to purchase any capital stock or other securities of WebOrder or (ii) the vesting or release of any shares of capital stock or other securities of WebOrder from any repurchase options or rights of refusal held by WebOrder or any other party or any other restrictions; or

                  (t) agree to do any of the things described in the preceding clauses 5.3(a) through 5.3(s).

         5.4      [RESERVED].
                   --------

         5.5 INFORMATION FOR PRIVATE PLACEMENT EXEMPTIONS. WebOrder shall use its diligent efforts to assist Netopia in obtaining and verifying the accuracy of all information from WebOrder's security holders deemed reasonably necessary by Netopia and its counsel to establish the availability of an exemption or exemptions from registration under Section 4(2) of the 1933 Act for the issuance of Netopia Common Stock and any other Netopia securities to WebOrder security holders in connection with the Merger.

         5.6 APPROVAL OF WEBORDER'S STOCKHOLDERS. WebOrder shall solicit the written consent of its stockholders at the earliest practicable date to submit this Agreement the Merger and approval of any related agreements or transactions for the consideration and approval of the stockholders of WebOrder, which approval shall be recommended by WebOrder's Board of Directors (the vote taken by the solicitation of such written consent of the stockholders of WebOrder is hereinafter referred to as the "WEBORDER SHAREHOLDER VOTE"). Any proxies or written consents shall be solicited in compliance with WebOrder's Articles of Incorporation and Bylaws, both as amended, and in compliance with applicable law. WebOrder will cause the Information Statement to be sent to the stockholders of WebOrder in connection with a solicitation of a written consent of WebOrder's stockholders to be delivered to each stockholder of WebOrder. WebOrder shall use its best efforts to have this Agreement approved by such percentage of WebOrder's outstanding voting securities as is required by the terms of Section 280G(b)(5)(B) of the Code to avoid the treatment of any payment or benefit under any contract, agreement or other arrangement, including those entered into in connection with this Agreement, the Merger and the transactions contemplated hereby, as a parachute payment under the federal tax laws, and to cause such stockholder approval to have been obtained in a manner which satisfied all applicable requirements of Section 280G(b)(5)(B) of the Code and the proposed Treasury Regulations thereunder, including (without limitation) Q-7 of Section 1.280G-1 of such proposed regulations.

         5.7 INFORMATION STATEMENT. WebOrder will be solely responsible for any statement, information or omission in the Information Statement relating to WebOrder to be sent to the stockholders of WebOrder in connection with the WebOrder Shareholder Vote, and none of the information supplied or to be supplied by or on behalf of WebOrder that relates to WebOrder for inclusion in the Information Statement to be provided to the stockholders of WebOrder in connection with the WebOrder Shareholder Vote will, as of the date such Information Statement is first provided to the stockholders of WebOrder conform to the representation made by WebOrder in Section 3.26; PROVIDED, HOWEVER, that WebOrder shall not be responsible for any statement, information or omission (including without limitation information relating to Netopia) that was expressly supplied by Netopia for use in the Information Statement that is contained in the Information Statement, so long as such statement or information is not changed from the form in which it was provided by Netopia to WebOrder for inclusion in the Information Statement (unless Netopia expressly approves such change in writing).

         5.8 REGULATORY APPROVALS. WebOrder will promptly execute and file, or join in the execution and filing, of any application, notification or any other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, which may be reasonably required, or which Netopia may reasonably request, in connection with the consummation of the Merger or any other transactions contemplated by this Agreement or any WebOrder Ancillary Agreement. WebOrder will use its best efforts to obtain, and to cooperate with Netopia to promptly obtain, all such authorizations, approvals and consents.

         5.9 NECESSARY CONSENTS. WebOrder will use its best efforts to promptly obtain such written consents and authorizations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in addition to those set forth in the foregoing Sections of this Article 5 in order to effect the consummation of the Merger and the other transactions contemplated by this Agreement and to enable Netopia to carry on WebOrder's business immediately after the Effective Time.

         5.10 LITIGATION. WebOrder will notify Netopia in writing promptly after learning of any Claim by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it or any of its subsidiaries, or known by it to be threatened against WebOrder or any of its subsidiaries or any of their officers, directors, employees or stockholders in their capacity as such.

         5.11 NO OTHER NEGOTIATIONS. During the time period commencing on the Agreement Date and ending on the earlier to occur of (a) termination of this Agreement in accordance with the provisions of Article 10 or (b) consummation of the Merger, WebOrder will not, and WebOrder will not authorize, encourage or permit any officer, director, employee, stockholder, affiliate or agent of WebOrder or any subsidiary of WebOrder or any other person on WebOrder's or their behalf to, directly or indirectly: (i) solicit, initiate, encourage or induce the making, submission or announcement of, any offer or proposal from any party concerning any Alternative Transaction (as defined below) or take any other action that could reasonably be expected to lead to an Alternative Transaction or a proposal therefor; (ii) consider any inquiry, offer or proposal received from any party concerning any Alternative Transaction; (iii) furnish any information regarding WebOrder to any person or entity in connection with or in response to any inquiry, offer or proposal for or regarding any Alternative Transaction; (iv) participate in any discussions or negotiations with any person or entity with respect to any Alternative Transaction; (v) otherwise cooperate with, facilitate or encourage any effort or attempt by any person or entity (other than Netopia) to effect any Alternative Transaction; or (vi) execute, enter into or become bound by any letter of intent, agreement, commitment or understanding between WebOrder and any third party that relates to, provides for or concerns any Alternative Transaction. During the foregoing time period identified in the preceding sentence, WebOrder will promptly notify Netopia orally and in writing of any inquiries or proposals received by WebOrder or any of its subsidiaries, directors, officers, stockholders, employees or agents regarding any Alternative Transaction and will identify the party making the inquiry or proposal and the nature and terms of any inquiry or proposal. As used herein, the term "ALTERNATIVE TRANSACTION" means any commitment, agreement or transaction involving or providing for (a) the possible disposition of all or any substantial portion of WebOrder's business, assets or capital stock, whether by way of merger, consolidation, sale of assets, sale of stock, stock exchange, tender offer and/or any other form of business combination or (b) any initial public offering of capital stock or other securities of WebOrder pursuant to a registration statement filed under the 1933 Act.

         5.12 ACCESS TO INFORMATION. From the Agreement Date until the Closing, WebOrder will allow Netopia and its agents access during normal business hours to the files, books, records, technology, contracts, personnel (including officers and managers) and offices of WebOrder, including, without limitation, any and all information relating to WebOrder's operations, taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition, as Netopia and its agents shall reasonably request. WebOrder will use its best efforts to cause its accountants to cooperate with Netopia and its agents in making available all financial information reasonably requested by Netopia, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

         5.13 SATISFACTION OF CONDITIONS PRECEDENT. WebOrder will use its best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Article 9, and WebOrder will use its best efforts to cause the transactions contemplated by this Agreement to be consummated in accordance with this Agreement. In particular, WebOrder will use its diligent efforts to cause the Merger to become effective in accordance with this Agreement within 21 business days of the Agreement Date.

         5.14 BLUE SKY LAWS. WebOrder will use its best efforts to assist Netopia to the extent necessary to comply with the securities and "blue sky" laws of all jurisdictions which are applicable in connection with the Merger.

         5.15 WEBORDER DISSENTING SHARES. As promptly as practicable after the date of the WebOrder Shareholder Vote and before the Closing Date, WebOrder will furnish Netopia with the name and address of each holder (or potential holder) of any WebOrder Dissenting Shares (if any) and the number of WebOrder Dissenting Shares (or potential WebOrder Dissenting Shares) owned by each such holder. WebOrder shall not, except with the prior written consent of Netopia, make any payment with respect to, or settle or offer to settle, any demands made respecting appraisal or dissenter's rights.

         5.16 TERMINATION OF WEBORDER RIGHTS AGREEMENTS. All WebOrder Rights Agreements (other than the Voting Agreement and the related Irrevocable Proxies) will be terminated and canceled by no later than immediately before the Effective Time.

         5.17 INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENTS. WebOrder will use its best efforts to obtain from each employee, contractor and consultant of WebOrder or any subsidiary of WebOrder who has had access to any software, technology or copyrightable, patentable or other proprietary works owned or developed by WebOrder or such subsidiary, or to any other confidential or proprietary information of WebOrder, its subsidiaries or its clients, an invention assignment and confidentiality agreement in a form reasonably acceptable to Netopia, duly executed by such employee, contractor or consultant and delivered to WebOrder and/or Netopia.

         5.18 WEBORDER EMPLOYEE PLANS AND BENEFIT ARRANGEMENTS. Upon the request of Netopia, WebOrder shall terminate any WebOrder Benefit Plan immediately before the Effective Time.

         5.19 CLOSING OF MERGER. WebOrder will not refuse to effect the Merger if, on or before the Closing Date, all the conditions precedent to WebOrder' obligations to effect the Merger under Article 8 hereof have been satisfied or waived by WebOrder and Netopia elects to consummate the Merger.

         5.20 PAYMENT OF ACCRUED BUT UNPAID SALARY. In connection with its payroll period ending February 29, 2000, WebOrder shall have paid all accrued but unpaid compensation amounts for its officers and other employees, so that after February 20, 2000 WebOrder will not have any accrued but unpaid compensation obligations with respect to prior periods for any of its officers or employees.

                                    ARTICLE 6
                        PRE-CLOSING COVENANTS OF NETOPIA

         Netopia covenants and agrees that during the time period from the Agreement Date until the earlier to occur of (i) the Effective Time or (ii) the termination of this Agreement in accordance with Article 10:

         6.1 ADVICE OF CHANGES. Netopia will promptly advise WebOrder in writing of any event occurring after the date of this Agreement that would render any representation or warranty of Netopia or Sub contained in this Agreement, if made on or as of the date of such event or the Closing Date, to be untrue or inaccurate in any material respect.

         6.2      [RESERVED].
                   --------

         6.3 REGULATORY APPROVALS. Netopia will execute and file, or join in the execution and filing, of any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and the Netopia Ancillary Agreements and Sub Ancillary Agreements in accordance with the terms of this Agreement. Netopia will use diligent efforts to obtain all such authorizations, approvals and consents.

         6.4 NECESSARY CONSENTS. Netopia will use its diligent efforts to promptly obtain such written consents and authorizations of third parties, give notices to third parties and take such other actions as may be necessary in addition to those set forth in the foregoing Sections of this Article 6 in order to effect the consummation of the Merger and the other transactions contemplated by this Agreement.

         6.5 SATISFACTION OF CONDITIONS PRECEDENT. Netopia will use its diligent efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Article 8, and Netopia will use its diligent efforts to cause the transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement. In particular, Netopia will use its diligent efforts to cause the Merger to become effective in accordance with this Agreement within 21 business days of the Agreement Date.

         6.6 ACCESS TO INFORMATION. At WebOrder's request, appropriate Netopia executive officers will meet with WebOrder executive officers to provide certain limited due diligence information to WebOrder executive officers, subject to the compliance by WebOrder and such WebOrder executive officers with the Confidentiality Agreement and Netopia's insider trading policies.

         6.7 LISTING OF ADDITIONAL SHARES. Netopia will use all reasonable efforts to cause the shares of Netopia Common Stock issuable upon conversion of WebOrder Common Stock and WebOrder Preferred Stock in the Merger and upon exercise of the Netopia Options to be issued in the Merger to be approved for listing (subject to notice of issuance) on the Nasdaq Stock Market.

         6.8 NETOPIA EMPLOYEE OPTION PLANS AND BENEFIT ARRANGEMENTS. Netopia shall use its best efforts to arrange that, as soon as practicable after the Effective Time, all Netopia benefit arrangements and Netopia employee plans (the "NETOPIA BENEFITS") provide the same or a comparable benefit or plan to each employee of WebOrder as is provided to Netopia's employees who are similarly situated. The Netopia Benefits shall give full credit for each participant's period of service with WebOrder before the Effective Time for all purposes for which such service was recognized under WebOrder's employee plans before the Effective Time. From and after the Effective Time, Netopia and the Surviving Corporation shall provide all employees of WebOrder with the opportunity to participate in any employee stock option or other incentive compensation plan of Netopia on substantially the same terms and subject to substantially the same conditions as are available to similarly situated employees of Netopia.

                                    ARTICLE 7
                                 CLOSING MATTERS

         7.1 THE CLOSING. Subject to termination of this Agreement as provided in Article 10 below, the closing of the transactions to consummate the Merger (the "CLOSING") will take place at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306 at 10:00 a.m., Pacific Standard Time as soon as practicable after all of the conditions to Closing set forth in Articles 8 and 9 hereof have been satisfied and/or waived in accordance with this Agreement, but in all events no later than the Termination Date, or on such other day as Netopia and WebOrder may mutually agree on (the "CLOSING DATE"). Concurrently with the Closing, the Certificate of Merger will be filed with the Delaware Secretary of State.

         7.2      EXCHANGE OF CERTIFICATES.
                  ------------------------

                  7.2.1 At the Closing or as soon thereafter as reasonably practicable, each holder of shares of WebOrder Common Stock and/or WebOrder Preferred Stock will surrender the certificate(s) for such shares (each a "WEBORDER CERTIFICATE"), duly endorsed to Netopia for cancellation as of the Effective Time together with the written instrument contemplated by the second sentence of Section 2.4.2. Promptly after the Effective Time and subject to the receipt by Netopia or its transfer agent of such WebOrder Certificates and such written instrument, Netopia or its transfer agent will issue to each tendering holder of a WebOrder Certificate a certificate for the number of shares of Netopia Common Stock (an "NETOPIA CERTIFICATE") to which such holder is entitled pursuant to Section 2.1.2 (LESS the Escrow Shares of such holder that are to be withheld and placed in escrow pursuant to Section 2.4 and the Escrow Agreement, and less any Netopia Certificates to be held in escrow in accordance with Restricted Stock Agreements) and Netopia or its transfer agent will pay by check to each tendering holder cash in the amounts payable to such holder in accordance with the provisions of Sections 2.1.2 and 2.1.4 (less any cash consideration to be held in escrow). At or about the Closing Date, Netopia will deliver the cash and Netopia Certificates representing the Escrow Consideration to the Escrow Agent pursuant to the Escrow Agreement.

                  7.2.2 No Netopia Certificates for shares of Netopia Common Stock issued pursuant to Section 2.1.2 and no cash payable under Section 2.1.2 or Section 2.1.4, and no dividends or distributions payable to holders of record of Netopia Common Stock after the Effective Time, will be paid to the holder of any unsurrendered WebOrder Certificate unless and until the holder of such unsurrendered WebOrder Certificate surrenders such WebOrder Certificate to Netopia as provided above together with the written instrument contemplated by the second sentence of Section 2.4.2. Subject to the effect, if any, of applicable escheat and other laws, following surrender of any WebOrder Certificate, there will be delivered to the person entitled thereto, without interest, the amount of any dividends and distributions theretofor paid with respect to Netopia Common Stock so withheld as of any date after the Effective Time and before such date of delivery.

                  7.2.3 After the Effective Time there will be no further registration of transfers on the stock transfer books of WebOrder or its transfer agent of any shares of capital stock of WebOrder that were outstanding immediately before the Effective Time. If, after the Effective Time, WebOrder Certificates are presented for any reason, they will be canceled and exchanged as provided in this Section 7.2.

                  7.2.4 Until WebOrder Certificates representing shares of WebOrder Common Stock and/or WebOrder Preferred Stock that are outstanding immediately before the Effective Time are surrendered pursuant to Section 7.2.1 above, such WebOrder Certificates shall, for all purposes, evidence only the right to receive the number of shares of Netopia Common Stock and cash consideration into which such shares of WebOrder Common Stock and/or WebOrder Preferred Stock are convertible pursuant to Section 2.1.2.

                                    ARTICLE 8
                      CONDITIONS TO OBLIGATIONS OF WEBORDER

         WebOrder's obligations to consummate the Merger hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by WebOrder, but only in a writing signed by WebOrder):

         8.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Netopia and Sub set forth in Article 4 (as qualified by the Netopia Disclosure Letter) (a) that are qualified as to materiality in Article 4 will be true and correct and (b) that are not qualified as to materiality in
Article 4 shall be true and correct in all material respects, in each case on and as of the Closing with the same force and effect as if they had been made at the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct on and as of such specified date or dates), and WebOrder will have received a certificate to such effect executed by an officer of Netopia.

         8.2 COVENANTS. Netopia will have performed and complied in all material respects with all of its covenants and obligations contained in Article 6 that are to be performed on or before the Closing (to the extent that such covenants require performance by Netopia on or before the Closing), and WebOrder will have received a certificate to such effect signed by an officer of Netopia.

         8.3 REQUISITE APPROVALS. This Agreement, the Merger and the other transactions contemplated hereby shall have been duly and validly approved and adopted by WebOrder's stockholders, as required by with applicable law and the WebOrder Articles and Bylaws. This Agreement, the Merger, the Netopia Ancillary Agreements and the issuance of shares of Netopia Common Stock in the Merger and the grant of Netopia Options upon conversion of WebOrder Options in the Merger shall have been duly and validly approved and adopted by Netopia's Board of Directors as required by applicable law and Netopia's Certificate of Incorporation and Bylaws. This Agreement, the Merger and the Sub Ancillary Agreements will have been approved and adopted by Sub's Board of Directors and sole stockholder as required by applicable law and Sub's Certificate of Incorporation and Bylaws.

         8.4 COMPLIANCE WITH LAW; NO LEGAL RESTRAINTS; NO LITIGATION. No litigation or proceeding shall have been threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of the Merger or any of the other material transactions contemplated by this Agreement. There will not be issued or enacted or adopted, or threatened in writing by any Governmental Authority any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any court, arbitrator or Governmental Authority or any other fact or circumstance, that, directly or indirectly, challenges, threatens, prohibits, enjoins, restrains, suspends, delays, conditions or renders illegal or imposes limitations on (or involves a challenge, threat to, or a prohibition, injunction, restraint, suspension, delay or illegality of, or to impose limitations on the Merger or any other material transaction contemplated by this Agreement.

         8.5 GOVERNMENT CONSENTS. There will have been obtained at or before the Closing Date such permits or authorizations, and there will have been taken all such other actions, as may be required to consummate the Merger by any governmental or regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken.

         8.6 SECURITIES LAWS; REGISTRATION. Netopia shall have executed and delivered the Registration Rights Agreement.

         8.7 OPINION OF NETOPIA'S COUNSEL. WebOrder shall have received from Fenwick & West LLP, counsel to Netopia, a favorable opinion substantially in the form of EXHIBIT H. 8.8 NASDAQ LISTING. Netopia shall have filed with the Nasdaq Stock Market a Notice of Listing of Additional Shares form to list for trading the shares of Netopia Common Stock issuable in the Merger pursuant to Section 2.1.2, and the shares of Netopia Common Stock issuable upon the exercise of Netopia Options issued in the Merger pursuant to Section 2.2.

         8.9 EMPLOYEE INCENTIVE AGREEMENTS. Netopia shall have offered to enter into an agreement substantially in the form of Exhibit L, with each of the WebOrder employees identified in Exhibit L.

         8.10 ESCROW AGREEMENT. WebOrder shall have received a fully executed copy of the Escrow Agreement in the form of Exhibit B executed by Netopia.

         8.11 REGISTRATION RIGHTS AGREEMENT. Netopia shall have entered into and delivered the Rights Agreement.

         8.12 NO MATERIAL ADVERSE CHANGE. There shall not have been any Material Adverse Change since January 13, 2000, in the Business of Netopia and its subsidiaries, taken as a whole, and WebOrder will have received a certificate to such effect signed by an officer of Netopia.

         8.13 CONTINUED EMPLOYMENT OF WEBORDER EMPLOYEES. Each of WebOrder's full-time employees, and any other employee customarily working more than 30 hours per week (the "WEBORDER EMPLOYEES") immediately before the Closing Date, shall have been offered employment with Netopia in positions as mutually agreed by Netopia and WebOrder, and with salaries, employment benefits, and other terms of employment consistent with those afforded to Netopia employees at similar levels of responsibility and authority, and consistent with the terms reflected in offer letters previously delivered by Netopia to some or all such WebOrder Employees.

                                    ARTICLE 9
                      CONDITIONS TO OBLIGATIONS OF NETOPIA

         Netopia's obligations are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Netopia, but only in a writing signed by Netopia):

         9.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of WebOrder set forth in Article 3 (as qualified by the WebOrder Disclosure Letter) (a) that are qualified as to materiality in Article 3 will be true and correct and (B) that are not qualified as to materiality in Article 3 shall be true and correct in all material respects, in each case on and as of the Closing with the same force and effect as if they had been made at the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct on and as of such specified date or dates), and Netopia will have received a certificate to such effect executed by WebOrder's President or Chief Executive Officer.

         9.2 COVENANTS. WebOrder will have performed and complied in all material respects with all of its covenants and obligations contained in Article 5 that are to be performed on or before the Closing (to the extent that such covenants require performance by WebOrder on or before the Closing), and Netopia will have received a certificate to such effect signed by WebOrder's President or Chief Executive Officer.

         9.3 NO MATERIAL ADVERSE CHANGE. There will not have been any Material Adverse Change since January 31, 2000, in the Business of WebOrder and its subsidiaries, taken as a whole, and Netopia will have received a certificate to such effect signed by WebOrder's President and Chief Executive Officer.

         9.4 COMPLIANCE WITH LAW; NO LEGAL RESTRAINTS; NO LITIGATION. No litigation or proceeding shall have been threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of the Merger or any of the other material transactions contemplated by this Agreement. There will not be issued or enacted or adopted, or threatened in writing by any Governmental Authority any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any court, arbitrator or Governmental Authority or any other fact or circumstance, that, directly or indirectly, challenges, threatens, prohibits, enjoins, restrains, suspends, delays, conditions or renders illegal or imposes limitations on (or involves a challenge, threat to, or a prohibition, injunction, restraint, suspension, delay or illegality of, or to impose limitations on the Merger or any other material transaction contemplated by this Agreement.

         9.5 GOVERNMENT CONSENTS. There will have been obtained at or before the Closing Date such permits or authorizations, and there will have been taken all such other actions, as may be required to consummate the Merger by any governmental or regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken.

         9.6 OPINION OF WEBORDER'S COUNSEL. Netopia will have received from Venture Law Group, counsel to WebOrder, a favorable opinion substantially in the form of EXHIBIT I.

         9.7 CONSENTS. Netopia will have received duly executed copies of all material third-party consents, approvals, assignments, waivers, authorizations or other certificates that are in form and substance reasonably satisfactory to Netopia and are: (a) listed on Schedule 9.7 to the WebOrder Disclosure Letter (including without limitation those set forth in Schedule 3.12 to the WebOrder Disclosure Letter); (b) reasonably deemed necessary by Netopia's legal counsel to provide for (i) the continuation in full force and effect immediately after the Merger, with no breach or violation thereof by WebOrder, of any and all contracts, agreements and leases of WebOrder and its subsidiaries required to be listed in Schedule 3.11 to the WebOrder Disclosure Letter, (ii) the preservation of WebOrder's IP Rights and other assets and properties immediately after the Merger.

         9.8 REQUISITE APPROVALS. This Agreement, the Merger and the WebOrder Ancillary Agreements will have been duly and validly approved and adopted, as required by applicable law and WebOrder's Articles of Incorporation and Bylaws, by (a) WebOrder's Board of Directors and (b) holders of not less than a majority of the outstanding shares of WebOrder Common Stock and WebOrder Preferred Stock (on an as-converted to WebOrder Common Stock basis).

         9.9 DISSENTING SHARES. Less than 5% of the outstanding shares of WebOrder Common Stock and WebOrder Preferred Stock (on an as-converted to WebOrder Common Stock basis) will (a) not have affirmatively voted in favor of the Merger and (b) accordingly be eligible to exercise or perfect any statutory appraisal rights of dissenting stockholders under applicable law.

         9.10 NON-COMPETITION AGREEMENTS. At the time of the Closing, Netopia will have received from each of WebOrder's Key Employees a fully executed copy of a Non-Competition Agreement in the form of Exhibit J-1.

         9.11 ESCROW AGREEMENT. Netopia will have received a fully executed copy of the Escrow Agreement in the form of EXHIBIT B executed by the Escrow Agent, the Escrow Representative, and each WebOrder Shareholder.

         9.12 SECURITIES LAWS. Netopia: (a) shall have received an executed counterpart of the Investment Representation Letter executed by each WebOrder Shareholder who, immediately before the Effective Time, owns any shares of WebOrder Common Stock and/or WebOrder Preferred Stock, each as constituted on the Agreement Date; (b) shall be reasonably satisfied that there are not more than thirty-five (35) WebOrder security holders (both on the Record Date and as of immediately before the Effective Time) who are not "accredited investors" within the meaning of Regulation D promulgated under the 1933 Act and that, if any WebOrder Shareholders are not accredited investors, those WebOrder security holders have a "purchaser representative" as contemplated by, and who meets all the criteria of, Rule 501 of Regulation D promulgated under the 1933 Act; and
(c) shall be reasonably satisfied that the issuance of shares of Netopia Common Stock pursuant to Section 2.1.2 of this Agreement is exempt from the registration requirements of the 1933 Act by virtue of the exemptions provided by Section 4(2) of the 1933 Act, and any exemptions from the registration and/or qualification requirements of applicable state "blue sky" securities laws.

         9.13 CONTINUED EMPLOYMENT OF CERTAIN PERSONNEL. Each of the WebOrder Employees (a) shall have continued to be employed as full-time employees of WebOrder at all times from the Agreement Date through the Effective Time and (b) shall have accepted offers of continued employment with WebOrder following the Effective Time pursuant to written employment offer letters previously delivered by Netopia to such WebOrder employees.

         9.14 CHANGES IN CAPITALIZATION. There shall have been no increase in the number of outstanding shares of WebOrder Common Stock and WebOrder Preferred Stock from the numbers set forth in Sections 3.14 above, except for (i) conversions, if any, before the Closing of shares of WebOrder Preferred Stock into shares of WebOrder Common Stock, or (ii) shares of WebOrder Common Stock issued upon the exercise of previously outstanding WebOrder Options.

         9.15 REGISTRATION RIGHTS AGREEMENT. Each holder of WebOrder Common Stock and WebOrder Preferred Stock immediately before the Closing shall have entered into a Registration Rights Agreement (the "RIGHTS AGREEMENT") with Netopia, in substantially the form attached as Exhibit F.

         9.16 SHAREHOLDER REPRESENTATION LETTER. Each WebOrder Shareholder shall have executed and delivered to Netopia the Investment Representation Letter.

         9.17 TERMINATION OF WEBORDER RIGHTS AGREEMENTS. As of the Closing Date, all WebOrder Rights Agreements (other than the Voting Agreement and the related Irrevocable Proxies) shall have been terminated and cancelled.

         9.18 NO OUTSTANDING WEBORDER WARRANTS. As of the Closing Date, any outstanding warrants to purchase any shares of WebOrder Preferred Stock or WebOrder Common Stock shall have been terminated.

         9.19 WEBORDER COMMON STOCK ELECTIONS. Netopia shall have received, from each holder of WebOrder Common Stock (other than Dissenting Shares), either a Common Stock Cash Election or a Common Stock All-Stock Election.

         9.20 AGREEMENT TO OFFSET. Netopia shall have received the written agreement of each holder of WebOrder Preferred Stock or WebOrder Common Stock that shall have any outstanding debt or liability to WebOrder (or any subsidiary thereof), other than debts or liabilities that reduce the Merger Consideration as provided in Section 2.1.5, that the amount payable to such holder pursuant to
Section 2.1.2 may be reduced by the amount of such debt or liability outstanding at the Effective Time (including any interest accrued pursuant to the terms of such debt or liability), and such debts or liabilities shall be paid as of the Closing Date by means of such reduction.

                                   ARTICLE 10
                            TERMINATION OF AGREEMENT

         10.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated at any time before the Effective Time by the mutual written agreement of Netopia and WebOrder.

         10.2     UNILATERAL TERMINATION.

                  10.2.1 Either Netopia or WebOrder, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger.

                  10.2.2 Either Netopia or WebOrder, by giving written notice to the other, may terminate this Agreement if the Merger shall not have been consummated by midnight Pacific Standard Time on the Termination Date; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this Section
10.2.2 shall not be available to any party whose failure to perform in any material respect any of its obligations or covenants under this Agreement results in the failure of any condition set forth in Article 8 or Article 9 or if the failure of such condition results from facts or circumstances that constitute a material breach of a representation or warranty made under this Agreement by such party, if the other party has performed in all material respects its obligations under this Agreement and if the representations and warranties of such other party to this Agreement are true and correct in all material respects as of the Termination Date.

                  10.2.3 Either Netopia or WebOrder may terminate this Agreement at any time before the Closing if the other has committed (or, in the case of a termination by WebOrder, Sub has committed) a material breach of (a) any of its representations and warranties under Article 3 or Article 4 of this Agreement, as applicable; or (b) any of its covenants under Article 5 or Article 6 of this Agreement, as applicable, and has not cured such material breach within three
(3) business days after the party seeking to terminate this Agreement has given the other party written notice of the material breach and its intention to terminate this Agreement pursuant to this Section 10.2.3; provided, however, that the right to termination this Agreement pursuant to this Section 10.2.3 shall not be available if the party seeking to terminate the Agreement is at that time in breach of this Agreement.

         10.3 LIABILITY FOR TERMINATION. Termination of this Agreement by a party (the "TERMINATING PARTY") in accordance with the provisions of this
Section 10 will not give rise to any obligation or liability on the part of the Terminating Party on account of such termination.

                                   ARTICLE 11
                  SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION
                       AND REMEDIES, CONTINUING COVENANTS

         11.1 SURVIVAL OF REPRESENTATIONS. All representations and warranties of WebOrder contained in this Agreement and the WebOrder Ancillary Agreements will remain operative and in full force and effect, regardless of any investigation made by or on behalf of Netopia, until that date which is the earlier of (i) the termination of this Agreement or (ii) one year after the Closing Date (in any case, the "ESCROW RELEASE DATE"), PROVIDED, however, that notwithstanding the foregoing, representations and warranties set forth in Section 3.7, and any Claim for Damages arising out of or relating to the failure of a WebOrder Shareholder to have good, valid and marketable title to any issued and outstanding shares of WebOrder Common Stock or WebOrder Preferred Stock held (or asserted to have been held) by such WebOrder Shareholder, free and clear of all liens, claims and encumbrances, or to have the full right, capacity and authority to vote such person's shares of stock of WebOrder stock in favor of this Agreement, the Merger and the other transactions contemplated hereby, shall survive for two years after the Closing Date. Claims based on any fraudulent conduct or other willful misconduct on the part of WebOrder, any subsidiary of WebOrder or any officer, director, employee, agent or stockholder of WebOrder or any subsidiary of WebOrder, in each case relating to this Agreement or the transactions contemplated hereby, shall be governed by the applicable statutory limitations periods. No representations or warranties of Netopia contained in this Agreement, the Netopia Disclosure Letter or any Netopia Ancillary Agreement shall survive the Closing, and all such representations and warranties shall expire at the Effective Time. No representations or warranties of Sub contained in this Agreement, the Sub Disclosure Letter or any Sub Ancillary Agreement shall survive the Closing, and all such representations and warranties shall expire at the Effective Time.

         11.2 AGREEMENT TO INDEMNIFY. Subject to the provisions of Sections 11.3 and 11.4, each WebOrder Shareholder will, severally and not jointly, indemnify and hold harmless Netopia and the Surviving Corporation and their respective officers, directors, agents, stockholders and employees, and each person, if any, who controls or may control Netopia or the Surviving Corporation within the meaning of the 1933 Act or the 1934 Act (each hereinafter referred to individually as an "INDEMNIFIED PERSON" and collectively as "INDEMNIFIED PERSONS") from and against any and all claims, demands, suits, actions, causes of actions, losses, costs, damages, liabilities and expenses including, without limitation, attorneys' fees and costs, other professionals' and experts' fees and court or arbitration costs (hereinafter collectively referred to as "DAMAGES") directly or indirectly incurred, resulting from or and arising out of: (a) any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by WebOrder in this Agreement, the WebOrder Disclosure Letter or any certificate, document or instrument delivered by or on behalf of WebOrder or an officer of WebOrder pursuant hereto; (b) any failure of any information provided by WebOrder or any WebOrder Shareholder contained in the Information Statement distributed by WebOrder to its stockholders in connection with the WebOrder Shareholder Vote (and excluding any information regarding Netopia or Sub that was provided by Netopia) to be true, correct and complete; (c) any Excess Transaction Expenses (as defined in Section 12.7) that have not already reduced the aggregate Merger Consideration ("ADDITIONAL EXCESS TRANSACTION EXPENSES"); or (d) the amount of any tax savings actually lost as a result of any lost tax deduction by WebOrder or any of its subsidiaries in respect of any payment made hereunder or with respect hereto that constitutes an excess parachute payment under Section 280(g)(1) of the Code. To be indemnified, any claim of indemnity made by an Indemnified Person under this Section 11.2 must be raised in a writing delivered to the Escrow Agent by no later than the Escrow Release Date, and, if raised by such date, such claim shall survive the Escrow Release Date until final resolution of such claim.

         11.3     LIMITATION.
                  ----------

                  11.3.1 LIMITATIONS ON REMEDIES. No WebOrder Shareholder shall be required to provide indemnification under this Article 11 in an amount exceeding ten percent (10%) of the value (with shares of Netopia Common Stock received by such shareholder valued at the Average Netopia Price Per Share) of the total consideration received (excluding any Earn-Out Payments) by such shareholder pursuant to Section 2.1.2; and no WebOrder Shareholder will have any additional liability to an Indemnified Person under this Article 11. In seeking indemnification for Damages under Section 11.2, the Indemnified Persons must exercise their remedies first with respect to the Escrow Shares pursuant to the Escrow Agreement and by offsetting or withholding some or all of the Earn-Out Payments specified in attached Exhibit K (if any such payments become payable), and then against the WebOrder Shareholders, severally and not jointly. Any and all Escrow Shares used to satisfy indemnification for Damages under Section 11.2 shall be valued at the Netopia Average Price Per Share. In addition, the indemnification provided for in Section 11.2 shall not apply unless and until the aggregate Damages for which one or more Indemnified Persons seeks or has sought indemnification hereunder exceeds a cumulative aggregate amount of $25,000 (the "BASKET"), in which event WebOrder Shareholders shall, subject to the foregoing limitations, be liable to indemnify the Indemnified Persons for all Damages (including all Damages below such $25,000 threshold on a dollar for dollar basis); PROVIDED, HOWEVER, that the Basket and the foregoing limitations of this sentence shall not apply to additional Excess Transaction Expenses.

         11.4 NOTICE. Promptly after Netopia becomes aware of the existence of any potential claim by an Indemnified Person for indemnity from WebOrder Shareholders under Section 11.2, Netopia will notify the Escrow Representative of such potential claim in accordance with the Escrow Agreement. The failure of Netopia to give, or delay by Netopia in giving, such notice will not affect any rights or remedies of an Indemnified Person hereunder with respect to indemnification for Damages except to the extent WebOrder Shareholders are materially prejudiced thereby. Before the settlement of any claim brought by a third party for which Netopia seeks indemnity from a WebOrder Shareholder, Netopia will provide the Escrow Representative with the terms of the proposed settlement and a reasonable opportunity to comment on such terms in accordance with the Escrow Agreement.

         11.5 CLOSING DATE BALANCE SHEET; ADJUSTED WORKING CAPITAL ACCOUNT. As promptly as reasonably practicable after the Closing Date, Netopia shall (i) prepare an unaudited balance sheet of WebOrder as of and for the Closing Date and shall deliver a copy of such balance sheet to the Escrow Representative. WebOrder's auditors may also review and confirm the calculation of the working capital accounts included in such balance sheet. The balance sheet shall be utilized to determine compliance with the representation made in Section 3.28 above.

                                   ARTICLE 12
                                  MISCELLANEOUS

         12.1 GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement shall be governed by the laws of the State of California except for those provisions governing conflict of laws, notwithstanding that one or more of the parties to this Agreement is now, or may hereafter become, a resident or citizen of a different State. Each party irrevocably consents to the exclusive jurisdiction and venue of the state and federal courts located in Alameda County, California in connection with any action to enforce the provisions of this Agreement, to recover damages or other relief for breach or default of this Agreement, or otherwise arising under or by reason of this Agreement, and agrees that service of process in any such action may be effected by the means provided in this Agreement for delivery of notices.

         12.2 ASSIGNMENT; BINDING UPON SUCCESSORS AND ASSIGNS. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         12.3 SEVERABILITY. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

         12.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all parties reflected hereon as signatories.

         12.5 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereunder will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

         12.6 AMENDMENT AND WAIVERS. Any term or provision of this Agreement may be amended only by the written consent of Netopia and WebOrder. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound by such waiver. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Agreement may be amended by the parties hereto as provided in this Section at any time before or after approval of this Agreement by the stockholders of WebOrder, but, after such approval, no amendment will be made which by applicable law requires the further approval of the stockholders of WebOrder without obtaining such further approval. At any time before the Effective Time, each of WebOrder and Netopia, by action taken by its Board of Directors, may, to the extent legally allowed,
(i) extend the time for the performance of any of the obligations or other acts of the other; (ii) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto; and
(iii) waive compliance with any of the agreements or conditions for its benefit contained herein. No such waiver or extension will be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

         12.7 EXPENSES. Each party will bear its respective legal and auditors' fees and other expenses incurred with respect to this Agreement, the Merger and the transactions contemplated hereby ("TRANSACTION EXPENSES"); PROVIDED, HOWEVER, that the portion of WebOrder's legal fees and expenses included in the Transaction Expenses shall not exceed $25,000 (the "PERMITTED TRANSACTION EXPENSES"). Any such legal fees and expenses incurred by WebOrder in connection with this Agreement or the transactions contemplated hereby in excess of $25,000, plus any amounts paid or payable by WebOrder in excess of $300,000 to Alliant Partners as an investment banking fee or similar fee or expense incurred in connection with the transactions contemplated by this Agreement, shall constitute "EXCESS TRANSACTION EXPENSES" and shall decrease the Merger Consideration as provided in Section 1.10. WebOrder shall cause its outside counsel and Alliant Partners to deliver, on or before the Closing Date, an estimate for their fees and services incurred relating to this Agreement and the transactions contemplated hereby (which estimate shall be used to calculate any reduction in the Merger Consideration pursuant to Section 2.1.5). Any additional Excess Transaction Expenses that do not reduce the Merger Consideration at the Closing shall be borne by the WebOrder Shareholders by means of withholding of Escrow Shares, without regard to the Basket.

         12.8 ATTORNEYS' FEES. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

         12.9 NOTICES. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by telecopier, sent by certified or registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by telecopier, five (5) days after mailing if sent by mail, and one (l) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section:

                  If to Netopia:

                           Netopia, Inc.
                           2470 Mariner Square Loop

                           Alameda, CA 94501
                           (510) 814-5100
                           Attention: David A. Kadish, Vice President and General Counsel
                           Fax Number:  (510) 814-5271

                  with a copy to:

                           Fenwick & West, LLP
                           Two Palo Alto Square, Suite 500
                           Palo Alto, CA  94306
                           Attention:  C. Kevin Kelso, Esq.
                           Fax Number:  (650) 494-1417

                  If to WebOrder:

                           WebOrder

                           370 Distel Circle, Suite A-100
                           Los Altos, CA 94022
                           Attention:  President
                           Fax Number:  650-966-8482
                  with a copy to:

                           Venture Law Group
                           2775 Sand Hill Road
                           Menlo Park, CA  94025
                           Attention: Craig Johnson, Esq.
                           Fax Number:  (650) 233-8386

or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 12.9.

         12.10 CONSTRUCTION OF AGREEMENT. This Agreement has been negotiated by the respective parties hereto and their attorneys, and the language hereof will not be construed for or against either party. A reference to a Section or an exhibit will mean a Section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement, which will be considered as a whole.

         12.11 NO PARTNERSHIP. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other party. No party will hold itself out as having any authority or relationship in contravention of this Section.

         12.12 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

         12.13 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

         12.14 PUBLIC ANNOUNCEMENT. Upon execution of this Agreement, Netopia and WebOrder will issue a press release approved by both parties announcing the Merger. Thereafter, Netopia may issue such press releases, and make such other disclosures regarding the Merger, as it determines are required under applicable securities laws or regulatory rules. Before the publication of such initial and mutually agreed press release, neither party will make any public announcement relating to this Agreement or the transactions contemplated hereby (except as may be required by law) and WebOrder will use its reasonable efforts to prevent any trading in Netopia Common Stock by its officers, directors, employees, stockholders and agents. Neither Netopia nor WebOrder will make any disclosures regarding this Agreement or the Merger that would jeopardize Netopia's ability to timely and lawfully issue the shares of Netopia Common Stock in the Merger pursuant to the exemptions described in Section 2.6.

         12.15 CONFIDENTIALITY. WebOrder and Netopia each confirm that they have entered into the Confidentiality Agreement and that they are each bound by, and will abide by, the provisions of such Confidentiality Agreement (except that Netopia will cease to be bound by the Confidentiality Agreement after the Merger becomes effective). If this Agreement is terminated, all copies of documents containing confidential information of a disclosing party will be returned by the receiving party to the disclosing party or be destroyed, as provided in the Confidentiality Agreement.

         12.16 ENTIRE AGREEMENT. This Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Confidentiality Agreement. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

         [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NETOPIA, INC.                                       WEBORDER

By:                                            By:
    ----------------------------------             -----------------------------
      David A. Kadish, Vice President              Katie Peterson, its President
      and General Counsel


WO MERGER CORPORATION

By:
    ----------------------------------
      David A. Kadish, Vice Presdent
      and General Counsel



            [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]